     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001


                                                      REGISTRATION NO. 333-58848

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      FAIRCHILD SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3674                                77-0449095
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            ------------------------
                              82 RUNNING HILL ROAD
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
         REGISTRANT'S AND CO-REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DANIEL E. BOXER

 EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL AND
                                   SECRETARY

                      FAIRCHILD SEMICONDUCTOR CORPORATION
                                 (207) 775-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                                STEVEN R. FINLEY
                          GIBSON, DUNN & CRUTCHER LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 351-4000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
                            ------------------------


    THE REGISTRANT AND THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                               *OTHER REGISTRANTS

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                       STATE OR OTHER          PRIMARY STANDARD
                                                        JURISDICTION              INDUSTRIAL             I.R.S. EMPLOYER
            EXACT NAME OF REGISTRANT                 OF INCORPORATION OR      CLASSIFICATION CODE        IDENTIFICATION
           AS SPECIFIED IN ITS CHARTER                  ORGANIZATION                NUMBERS                  NUMBER
----------------------------------------------------------------------------------------------------------------------------
Fairchild Semiconductor International, Inc.**....         Delaware                   3674                  04-3363001
Fairchild Semiconductor Corporation of
  California**...................................         Delaware                   3674                  04-3398512
QT Optoelectronics, Inc.**.......................         Delaware                   3674                  77-0458987
QT Optoelectronics**.............................        California                  3674                  77-0263124
KOTA Microcircuits, Inc.**.......................         Colorado                   3674                  84-1461973
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

** Address and telephone number of principal executive offices are the same as those of Fairchild Semiconductor Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS


[FAIRCHILD SEMICONDUCTOR CORP. LOGO]
                      FAIRCHILD SEMICONDUCTOR CORPORATION
                       Exchange Offer for All Outstanding
             10 1/2% Senior Subordinated Notes Due February 1, 2009
                              in Exchange for New
             10 1/2% Senior Subordinated Notes Due February 1, 2009


       This exchange offer will expire at 5:00 p.m., New York City time, on May 30, 2001, unless extended.


                          TERMS OF THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

     - The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

     - Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by acknowledging this and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

     - We will not receive any proceeds from the exchange offer.

     - There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

     See the "Description of the Notes" section beginning on page 70 for more information about the notes to be issued in this exchange offer.

     THIS INVESTMENT INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        Prospectus dated April 30, 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
FORWARD-LOOKING STATEMENTS............   ii
WHERE YOU CAN FIND MORE INFORMATION...  iii
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    9
THE EXCHANGE OFFER....................   20
USE OF PROCEEDS.......................   28
CAPITALIZATION........................   29
SELECTED FINANCIAL DATA...............   30
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   33

                                        PAGE
                                        ----
INDUSTRY OVERVIEW.....................   51
BUSINESS..............................   55
DESCRIPTION OF THE ACQUISITION
  AGREEMENT...........................   64
DESCRIPTION OF CERTAIN INDEBTEDNESS...   67
DESCRIPTION OF THE NOTES..............   70
CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS......................  109
PLAN OF DISTRIBUTION..................  109
LEGAL MATTERS.........................  110
EXPERTS...............................  110

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

     We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

     - acquisitions;

     - disruption of manufacturing, marketing and distribution activities because of the integration of acquired businesses;

     - changes in general economic and business conditions;

     - changes in current pricing levels;

     - changes in political, social and economic conditions and local regulations;

     - foreign currency fluctuations;

     - reductions in sales to any significant customers;

     - significant litigation;

     - changes in sales mix;

     - industry capacity;

     - competition;

     - disruptions of established supply channels;

     - manufacturing capacity constraints; and

     - the availability, terms and deployment of capital.

     All of our forward-looking statements should be considered in light of these factors.

                      WHERE YOU CAN FIND MORE INFORMATION

     Our parent company, Fairchild Semiconductor International, Inc., which is a guarantor of the notes, files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information contained in the public reference room. Filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov."

     We incorporate by reference in this prospectus the following documents filed with the SEC by Fairchild Semiconductor International, Inc., which we refer to as Fairchild International, and Fairchild International's future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the new notes is completed:

     - Fairchild International's annual report on Form 10-K for the fiscal year ended December 31, 2000; and


     - Fairchild International's Current Reports on Form 8-K, filed with the SEC on January 31, 2001, March 31, 2001 and April 25, 2001.


     This prospectus is part of a registration statement we, Fairchild International and the other guarantors of the notes have filed with the SEC relating to the new notes. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the new notes. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its website.

     In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                      Fairchild Semiconductor Corporation
                              82 Running Hill Road
                            South Portland, ME 04106
                                 (207) 775-8100
                           Attention: General Counsel

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. As used in this prospectus,
(1) the terms "we," "Fairchild," "the company" and "our company' refer to Fairchild Semiconductor Corporation and its subsidiaries without giving effect to our acquisition of the discrete power products business (DPP) of Intersil Corporation, (2) the term "Fairchild International" refers to Fairchild Semiconductor International, Inc., our parent company and a guarantor of the notes, (3) the term "10 1/8% Senior Subordinated Notes" refers to our 10 1/8% Senior Subordinated Notes Due March 15, 2007 and (4) the term "10 3/8% Senior Subordinated Notes" refers to our 10 3/8 Senior Subordinated Notes Due October 1, 2007. The DPP acquisition is referred to as the Acquisition. The term "outstanding notes" refers to the 10 1/2% Senior Subordinated Notes due February 1, 2009 issued on January 31, 2001. The term "new notes" refers to the 10 1/2% Senior Subordinated Notes due February 1, 2009 offered in this prospectus. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

     We have changed our fiscal year-end from the last Sunday in May to the last Sunday in December. Our last fiscal year under our old accounting calendar was the year ended May 30, 1999. An intervening seven-month transition period began May 31, 1999 and ended December 26, 1999. Our first full fiscal year following this change was the year ended December 31, 2000. This prospectus includes, or incorporates by reference, financial information for the fiscal years ended May 1996, 1997, 1998 and 1999, for the seven months ended December 26, 1999, for the twelve months ended December 26, 1999 and for the fiscal year ended December 31, 2000. In this prospectus and in the information incorporated by reference in this prospectus, we sometimes refer to the fiscal years of the old accounting calendar as Fiscal 1999, Fiscal 1998, and so on. We sometimes refer to the seven-month transition period as Stub Year 1999, and we sometimes refer to the fiscal year ended December 31, 2000 as Calendar 2000. We sometimes refer to the twelve months ended December 26, 1999 as Calendar 1999.

                               THE EXCHANGE OFFER

NOTES OFFERED.................   $350,000,000 aggregate principal amount of new
                                 10 1/2% Senior Subordinated Notes due February
                                 1, 2009, all of which will have been registered under the Securities Act.

                                 The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

OUTSTANDING NOTES.............   $350,000,000 aggregate principal amount of
                                 10 1/2% Senior Subordinated Notes due February
                                 1, 2009, all of which were issued on January
                                 31, 2001.

THE EXCHANGE OFFER............   We are offering to issue registered new notes
                                 in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold them in a transaction that was exempt from the registration requirements of the Securities
                                 Act. You may
                                 tender your outstanding notes for exchange by following the procedures described under the caption "The Exchange Offer."


TENDERS; EXPIRATION DATE;
WITHDRAWAL....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on May 30, 2001, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to May 30, 2001. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer --
                                 Terms of the Exchange Offer" for a more
                                 complete description of the tender and
                                 withdrawal provisions.


CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject to customary
                                 conditions, some of which we may waive.

U.S. FEDERAL INCOME TAX
  CONSEQUENCES................   Your exchange of outstanding notes for new
                                 notes to be issued in the exchange offer will not result in any gain or loss to you for U.S.
                                 federal income tax purposes.

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 exchange offer.

EXCHANGE AGENT................   United States Trust Company of New York.

CONSEQUENCES OF FAILURE TO
EXCHANGE YOUR OUTSTANDING
  NOTES.......................   Outstanding notes that are not tendered or that
                                 are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes.
                                 If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

CONSEQUENCES OF EXCHANGING
YOUR OUTSTANDING NOTES........   Based on interpretations of the staff of the
                                 SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                      - acquire the new notes issued in the
                                        exchange offer in the ordinary course of your business;

                                      - are not participating, do not intend to
                                        participate, and have no arrangement or
                                        undertaking with anyone to participate,
                                        in the distribution of the new notes
                                        issued to you in the exchange offer; and

                                      - are not an "affiliate" of our company as
                                        defined in Rule 405 of the Securities
                                        Act.

                                 If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

                                 Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                   THE NOTES

     The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

     - will have been registered under the Securities Act;

     - will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     A brief description of the material terms of the notes follows:

ISSUER........................   Fairchild Semiconductor Corporation.

NOTES OFFERED.................   $350,000,000 aggregate principal amount of
                                 10 1/2% Senior Subordinated Notes Due February
                                 1, 2009.

MATURITY DATE.................   February 1, 2009.

INTEREST PAYMENT DATES........   February 1 and August 1 of each year,
                                 commencing August 1, 2001.

OPTIONAL REDEMPTION...........   Until February 1, 2004, we can choose to redeem
                                 up to 35% of the original principal amount of the notes and any additional notes issued under the same indenture governing the notes, with money we raise in certain equity offerings, as long as:

                                      - we pay the holders of the notes and any
                                        such additional notes redeemed a
                                        redemption price of 110.5% of the
                                        principal amount of the notes and any
                                        such additional notes we redeem, plus
                                        accrued interest to the date of
                                        redemption; and

                                      - at least 65% of the original aggregate
                                        principal amount of the notes and any
                                        such additional notes remains
                                        outstanding after each such redemption.

                                 On or after February 1, 2005, we can redeem some or all of the notes at the redemption prices listed in the "Description of the

                                 Notes -- Optional Redemption" section of this prospectus, plus accrued interest to the date of redemption.

CHANGE OF CONTROL.............   If a change of control of Fairchild
                                 International or our company occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell the notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued interest to the date of the repurchase. The term "Change of Control" is defined in the "Description of the Notes -- Change of Control" section of this prospectus.

RANKING.......................   The notes are unsecured and subordinated to our
                                 existing and future senior indebtedness. As of December 31, 2000, after giving effect to the Acquisition, we would have had approximately
                                 $124.2 million of senior indebtedness
                                 outstanding. The notes rank pari passu in right of payment with our outstanding 10 1/8% Senior
                                 Subordinated Notes in an aggregate principal amount of $300.0 million, with our outstanding
                                 10 3/8% Senior Subordinated Notes in an
                                 aggregate principal amount of $300.0 million and with any future senior subordinated indebtedness. The terms "Senior Indebtedness" and "Senior Subordinated Indebtedness" are defined in the "Description of the Notes -- Certain Definitions" section of this prospectus.

GUARANTIES....................   The payment of the principal, premium and
                                 interest on the notes is fully and
                                 unconditionally guaranteed on a senior
                                 subordinated basis by Fairchild International and our principal domestic subsidiaries. The guarantee by Fairchild International and our principal domestic subsidiaries is subordinated to all existing and future senior indebtedness of Fairchild International and our principal domestic subsidiaries, respectively, including their guarantee of our obligations under our senior credit facility, and rank pari passu with the existing guaranties of the 10 1/8%
                                 Senior Subordinated Notes and the 10 3/8%
                                 Senior Subordinated Notes. Fairchild
                                 International currently conducts no business and has no significant assets other than our capital stock, all of which is pledged to secure Fairchild International's obligations under its guarantee of our senior credit facility. See "Description of the
                                 Notes -- Guaranties."

RESTRICTIVE COVENANTS.........   The indenture governing the notes contains
                                 covenants that limit our ability and certain of our subsidiaries' ability to:

                                      - incur additional indebtedness;

                                      - pay dividends on our capital stock or
                                        redeem, repurchase or retire our capital stock or subordinated indebtedness;

                                      - make investments;

                                      - create restrictions on the payment of
                                        dividends or other amounts to us from
                                        our restricted subsidiaries;

                                      - engage in transactions with affiliates;

                                      - sell assets, including capital stock of
                                        subsidiaries; and

                                      - consolidate, merge or transfer assets.

                                 These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes -- Certain Covenants" section of this prospectus.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

     Fairchild is one of the largest independent semiconductor companies focused solely on multi-market products. Multi-market products are building block components that can be used in a wide range of applications and are found in virtually all electronic devices. We design, develop and market analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors. We supply customers in a diverse range of end markets, including the computer, industrial, communications, consumer electronics and automotive industries. We are particularly strong in providing discrete and analog power management products, which address the growing requirement for portability and long battery life for computing and communication devices.

     In March 2001, Fairchild purchased Intersil's discrete power products business for approximately $338.0 million. The Acquisition provides valuable intellectual property, products complementary to our existing power discrete semiconductors, the world's only eight-inch wafer fabrication facility that supports only discrete power products and increased presence in the computer, automotive and industrial end-user markets.

     For Calendar 2000, our revenues were approximately $1.8 billion and our operating income before other (income) expense, interest expense, taxes, depreciation, amortization, restructuring and other non-recurring (gains) charges, which we refer to as adjusted EBITDA, was $477.0 million. For 2000, revenues and adjusted EBITDA of Intersil's discrete power products business, which we refer to as DPP, were $210.8 million and $48.4 million, respectively.

                                THE ACQUISITION

     On January 20, 2001, Fairchild signed an asset purchase agreement to purchase DPP for approximately $338.0 million in cash. The Acquisition was consummated on March 16, 2001. DPP is a leading provider of silicon-based power devices for the computer, communications, industrial, automotive and space and defense end-user markets. These products are used in AC/DC and DC/DC industrial power supplies, automotive ignition, fuel injection and engine controls, DC/DC converters for the desktop computer market, and power supplies for the satellite industry.

     DPP currently sells its products to many Fortune 500 companies, including Boeing, Bosch, Compaq, Daimler-Chrysler, Dell, Delphi, Emerson, Ericsson, Hughes, Lockheed-Martin and Siemens. No single customer represents more than 5% of DPP's total revenues. We have added approximately 650 DPP employees to our existing work force of approximately 11,000. Intersil has agreed to provide certain transitional, operational and administrative services to assist us in integrating the DPP operations into our operations, for which Intersil will be paid a fee. See "Description of the Acquisition Agreement."

     We anticipate the following benefits from the Acquisition:

     Expanded Technology and Intellectual Property Portfolios. DPP possesses leading-edge technologies for the production of metal oxide semiconductor field effect transistors, referred to as MOSFETs, insulated bipolar gate transistors, referred to as IGBTs, and high-speed rectifiers. In addition, DPP has approximately 300 patents issued globally as well as over 75 patent applications pending.

     Extended Market Presence. We believe the Acquisition will enhance our presence in most of our end-user markets, particularly in the industrial and automotive markets. For 2000, DPP derived approximately 49% of its revenue from the industrial market, 26% from the automotive market, 19% from the computer market, and 6% from the space and defense market.

     Enhanced Market Position and Industry Consolidation. The Acquisition represents a major step in the continued consolidation of the power discrete semiconductor business following several other transactions in the sector during 2000. The Acquisition has made us one of the leading suppliers of power MOSFETs and one of the leading suppliers in the power transistor market, which totaled over $7.0 billion in 2000.

     State-of-the-Art Manufacturing Facility. As part of the Acquisition, we acquired DPP's eight-inch wafer fabrication facility in Mountaintop, Pennsylvania, which we refer to as Fab 8. Fab 8 is the world's only eight-inch wafer fabrication facility that supports only discrete power products. Eight-inch wafers produce more semiconductors per wafer than the more commonly used six-inch or four-inch wafers used in the industry. We believe that this ability to produce more semiconductors for each wafer will lead to manufacturing cost advantages. We intend to move to Fab 8 a portion of our semiconductor fabrication that is currently outsourced. In addition, we expect to reduce capital expenditures at some of our other fabrication facilities as a result of the available capacity at Fab 8.

     Set forth below is certain supplemental pro forma financial information for DPP for the twelve months ended December 29, 2000. The financial information for DPP is derived from historical financial schedules which Intersil prepared and delivered to us in connection with the Acquisition. Before the Acquisition, DPP was operated as a division of Intersil. The financial schedules prepared by Intersil are based on allocations and estimates made by Intersil's management as to revenues and costs associated with DPP. In addition, our management believes that additional costs should be reflected in these schedules and the data for DPP set forth below contains these estimated additional costs. The information set forth in the table below may not accurately reflect all the costs associated with DPP and may not be indicative of the results that would have been achieved if DPP had been operated as a stand-alone entity.

                                                              TWELVE MONTHS ENDED
                                                               DECEMBER 29, 2000
                                                              -------------------
                                                                 (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................        $208.6
Gross profit................................................          62.4
Operating income (loss).....................................          28.1
OTHER FINANCIAL DATA:
Adjusted EBITDA.............................................        $ 48.4
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................................        $   --
Accounts receivable, net....................................            --
Inventories.................................................          42.1
Total assets................................................         144.4
Long-term debt, including current portion...................           4.0

COMPANY STRENGTHS

     We believe our core strengths are:

     Breadth of Product Portfolio. We provide our customers with one of the largest product offerings in the industry for analog, discrete, interface and logic, non-volatile memory, and optoelectronic devices. Our analog device portfolio consists of over 2,600 products, including offerings in all of the top 100 best-selling analog product types by volume. Our discrete device portfolio consists of over 8,400 products, and we believe it is one of the most comprehensive power device portfolios in the industry. We develop products for a wide range of market applications, reducing our dependence on any single product, application or market. In addition, we believe that our ability to provide our customers with multiple products meets a growing need among our end users for a single source of supply.

     Leadership in Power Solutions. We believe there is an increasing demand for a combination of sophisticated computing and communication capabilities, frequently in the form of portable devices. We are a leader in providing solutions for managing the power required to operate such devices. Our combined analog and discrete device offering provides a complete solution for power management:

     - Analog: We provide specific solutions for power conversion, temperature sensing, management functions, battery chargers and motor controls.

     - Power Discrete: We provide comprehensive solutions for managing power from the original power source to end products such as computers, cellular phones and network devices.

     High Quality Customer Service. Our customers recognize us for our high quality of service. They require a reliable source of supply, often in high volumes and with short lead times, demand quick responses to technical questions and seek support in designing new applications which use our products. Because we are an independent company focused solely on multi-market products, all of our service and support efforts are tailored to meet these customer needs.

     History of Product Innovation. Our success in introducing new products has been an important source of our growth and profitability. We have been a significant innovator in the multi-market segment of the semiconductor industry with several leading edge technologies and industry firsts, including our introduction over the past three decades of many new power management solutions that set new standards for speed and efficiency. During 2000, we introduced over 450 new products.

     Diverse and Blue-Chip Customer Base. Our diverse customer base, which spans a wide spectrum of end-user markets, enables us to avoid some of the volatility that may be encountered in specific semiconductor markets. We serve thousands of customers worldwide, with no single customer, other than Samsung Electronics, providing more than 5% of our total revenues for Calendar 2000. Customers in our end-user markets include industry leaders such as Compaq, Ericsson, Lucent, Nortel Networks, Samsung Electronics and Siemens.

     Experienced Management. Our senior management team consists of seven individuals who have on average approximately 25 years of experience in the semiconductor industry. Our chief executive officer, Kirk P. Pond, has over 30 years of experience in the industry and has held senior management positions at Texas Instruments and National Semiconductor. At National Semiconductor, Mr. Pond was executive vice president and chief operating officer.

     Successful Acquisition Strategy. We believe that the semiconductor industry in general is undergoing a period of consolidation. With respect to the multi-market sector of the industry, we expect to participate in this development. Since our recapitalization in 1997, we have pursued strategic acquisitions of complementary businesses of all sizes and have consummated a number of acquisitions prior to the DPP acquisition. To date, these acquisitions along with the DPP acquisition have exceeded $1 billion in the aggregate and include our acquisition of Raytheon Semiconductor in 1997, the power device business of Samsung Electronics in 1999, and QT Optoelectronics, Inc., KOTA Microcircuits, Inc. and the power management business of Micro Linear Corporation in 2000.

     As a key part of our growth strategy, we are constantly evaluating acquisition opportunities and consolidation possibilities and are in various stages of due diligence or preliminary discussions with respect to a number of potential transactions, some of which would be significant. None of these potential transactions is subject to a letter of intent or otherwise so far advanced as to make the transaction reasonably certain.

                                  RISK FACTORS

     Investing in the notes involves substantial risks. See the "Risk Factors" section of this prospectus for a description of some of the risks you should carefully consider before investing in the notes and in evaluating the exchange offer.

                             ADDITIONAL INFORMATION

     Our executive offices are located at 82 Running Hill Road, South Portland, Maine 04106. Our telephone number is (207) 775-8100. We were incorporated in Delaware on February 10, 1997.

                                  RISK FACTORS

     In addition to the information contained elsewhere or incorporated by reference in this prospectus, you should carefully consider the following risk factors, which apply to the outstanding notes and the new notes, in evaluating the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES THAT YOU DO NOT EXCHANGE.

     If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act.

     See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, LIMIT OUR ABILITY TO GROW AND COMPETE AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We continue to be highly leveraged following the offering of the outstanding notes and the Acquisition. After giving effect to the offering of the outstanding notes and the Acquisition, as of December 31, 2000 we would have had total indebtedness of $1,059.2 million, stockholders' equity (before any allocation to in-process research and development is made in connection with the Acquisition) of $837.7 million and a ratio of debt to equity of 1.3 to 1. We would also have had availability under our revolving credit facility of $179.8 million. After final valuations are received and final purchase accounting allocations are made, amounts allocated to in-process research and development, if any, will be expensed and stockholders' equity will be reduced accordingly. Therefore, although such ratio of total debt to equity as of December 31, 2000 would have been 1.3 to 1, such ratio is based on preliminary allocations.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - increase the amount of our interest expense, because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

See "Description of the Notes," "Capitalization" and "Description of Certain Indebtedness."

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE INDEBTEDNESS. INCURRING MORE INDEBTEDNESS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the indenture governing the notes, the indenture governing our outstanding 10 1/8% Senior Subordinated Notes, the indenture governing our outstanding 10 3/8% Senior Subordinated Notes and the credit agreement relating to our senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. The senior credit facility permits borrowings of up to $300.0 million, and all of those borrowings would be senior to the notes. If new debt is added to our and our subsidiaries' current debt levels, the substantial risks described above would intensify. See "Capitalization," "Selected Consolidated Financial Data," "Description of the Notes" and "Description of Certain Indebtedness."

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS, WHICH MAY REQUIRE US TO REFINANCE OUR INDEBTEDNESS OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because our senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE NOTES AND THE GUARANTIES WILL BE JUNIOR TO OUR AND OUR GUARANTORS' SENIOR INDEBTEDNESS. FURTHERMORE, CLAIMS OF CREDITORS OF OUR NON-GUARANTOR SUBSIDIARIES WILL HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES OVER YOUR CLAIMS.

     The notes, the Fairchild International guaranty and the subsidiary guaranties will be subordinated to the prior payment in full of our, Fairchild International's and the subsidiary guarantors', as the case may be, current and future senior indebtedness. As of December 31, 2000, after giving effect to the offering of the outstanding notes and the Acquisition we would have had approximately $124.2 million of senior indebtedness, Fairchild International would have had approximately $124.2 million of senior indebtedness (consisting of its senior guaranty of our obligations under the senior credit facility and its guarantee of assumed DPP indebtedness) and the subsidiary guarantors would have had approximately $120.2 million of senior indebtedness (consisting solely of their senior guaranty of our obligations under the senior credit facility). The indenture relating to the notes will permit us and our subsidiaries to incur certain additional indebtedness, which may be senior indebtedness. The notes, the Fairchild International guaranty and the subsidiary guaranties will rank pari passu with the 10 1/8% Senior Subordinated Notes, the 10 3/8% Senior Subordinated Notes and the related guaranties from Fairchild International and the subsidiary guarantors.

     We may not pay principal, premium, if any, interest or other amounts on the notes in the event of a payment default in respect of certain senior indebtedness, including indebtedness under the senior credit facility, unless the indebtedness has been paid in full or the default has been cured or waived. In addition, if certain other defaults regarding our senior indebtedness occur, we may not be permitted to pay any amount regarding the notes or any subsidiary guaranties for a designated period of time. If we or any of the subsidiary guarantors are declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay the lenders under the senior credit facility and any other creditors who are holders of senior indebtedness in full before we apply any of our assets to pay you. Accordingly, we may not have enough assets to pay you after paying the holders of the senior indebtedness.

     Our senior credit facility will, and our future senior indebtedness may, prohibit us from repurchasing any notes prior to maturity, even though the indenture requires us to offer to repurchase notes in some circumstances. If we consummate restricted asset sales or if a change of control occurs when we are prohibited from repurchasing notes, we could ask our lenders under the senior credit facility or other future senior indebtedness for permission to repurchase the notes or we could attempt to refinance the borrowings that contain these prohibitions. If we do not obtain a consent to repurchase the notes or if we are unable to refinance the borrowings, we would be unable to repurchase the notes. Our failure to repurchase tendered notes at a time when repurchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute a default under the senior credit facility and may constitute an event of default under our future indebtedness. In these circumstances, the subordination provisions in the indenture would restrict payments to you. See "Description of Certain Indebtedness," "Description of the Notes -- Ranking," "Description of the Notes -- Change of Control" and "Description of the Notes -- Certain Covenants."

     We conduct a portion of our business through our subsidiaries. Some of our domestic subsidiaries and all of our foreign subsidiaries, including Fairchild Korea Semiconductor Ltd., which we refer to as Fairchild Korea, are not guaranteeing the notes. Less than two-thirds of the capital stock of Fairchild Korea has been pledged to secure our obligations under the senior credit facility. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the notes, even if the obligations of such subsidiaries do not constitute senior indebtedness. As of December 31, 2000, after giving effect to the offering of outstanding notes and the Acquisition and eliminating intercompany activity, the non-guarantor subsidiaries would have had approximately $131.3 million of liabilities and would have held approximately 40.9% of our consolidated assets, before giving effect to the goodwill which will be recorded upon consummation of the Acquisition. During Calendar 2000, the non-guarantor subsidiaries would have generated approximately 64.0% of our consolidated revenues.

RESTRICTIONS IMPOSED BY THE CREDIT AGREEMENT RELATING TO OUR SENIOR CREDIT FACILITY, THE INDENTURE GOVERNING THE NOTES, THE INDENTURE GOVERNING OUR 10 1/8% SENIOR SUBORDINATED NOTES AND THE INDENTURE GOVERNING OUR 10 3/8% SENIOR SUBORDINATED NOTES RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO SOME BUSINESS OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments, such as the credit agreement relating to our senior credit facility, the indenture governing the notes, the indenture governing our 10 1/8% Senior Subordinated Notes and the indenture governing our 10 3/8% Senior Subordinated Notes, may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interests. Our debt instruments impose significant operating and financial restrictions on us that affect our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities. These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

     In addition, the senior credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes. The senior credit facility also requires us to maintain specified financial ratios. These financial ratios become more restrictive over the life of the senior credit facility. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under the senior credit facility. Upon the occurrence of an event of default under the senior credit facility, the lenders could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. See "Description of Certain Indebtedness" and "Description of the Notes -- Certain Covenants."

FAIRCHILD INTERNATIONAL, OUR PARENT COMPANY, DOES NOT HAVE ANY RESOURCES TO SUPPORT ITS GUARANTY OF THE NOTES.

     Although Fairchild International has guaranteed the notes on a senior subordinated basis, it currently conducts no business and has no significant assets other than our capital stock. Since all of our capital stock owned by Fairchild International is pledged to secure Fairchild International's guaranty of the senior credit facility, there are currently no unencumbered assets supporting Fairchild International's guaranty of the notes. Fairchild International's guaranty of the notes is subordinated in right of payment to the guaranty by Fairchild International of our obligations under the senior credit facility. See "Description of the Notes -- Guaranties."

DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

     The semiconductor industry is highly cyclical, and the value of our business may decline during the "down" portion of these cycles. During the latter half of fiscal 1998 and most of fiscal 1999, we, as well as many others in our industry, experienced significant declines in the pricing of our products as customers reduced demand forecasts and manufacturers reduced prices to keep capacity utilization high. We believe these trends were due primarily to the Asian financial crisis during that period and excess personal computer inventories. Beginning in the fourth quarter of Calendar 2000, we and the rest of the semiconductor industry experienced backlog cancellations, resulting in slower revenue growth, due to excess inventories at computer and telecommunications equipment manufacturers. We may experience renewed, possibly more severe and prolonged, downturns in the future as a result of such cyclical changes. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, price competition for orders, changes in end user markets and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computers, cellular telephones and consumer electronics and automotive goods, and these end user markets may experience changes in demand that will adversely affect our prospects.

WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER
DEMANDS.

     Our failure to develop new technologies, or react to changes in existing technologies, could materially delay development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by other companies will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within our industry.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE AND GROWTH.

     Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

     - any of the more than 330 U.S. patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to other companies;

     - any of the more than 500 patents that we will acquire or license from Intersil upon consummation of the Acquisition will not be invalidated, circumvented or challenged; or

     - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in some foreign countries.

     We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert intellectual property rights to such technologies. Some of our technologies have been licensed on a non-exclusive basis from National Semiconductor Corporation, Samsung Electronics Co., Ltd. and other companies which may license such technologies to others, including, in the case of National Semiconductor commencing on March 11, 2002, our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     Our future success and competitive position depend in part upon our ability to obtain or maintain proprietary technologies used in our principal products, which is achieved in part by defending claims by competitors of intellectual property infringement. The semiconductor industry is characterized by litigation regarding patent and other intellectual property rights. We are involved in lawsuits, and could become subject to other lawsuits, in which it is alleged that we have infringed upon the intellectual property rights of other companies. See "Business -- Legal Proceedings." Our involvement in existing and future intellectual property litigation could result in significant expense to our company, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

     - pay substantial damages;

     - indemnify customers for damages they might suffer if the products they purchase from us violate the intellectual property rights of others;

     - stop our manufacture, use, sale or importation of infringing products;

     - expend significant resources to develop or acquire non-infringing technologies;

     - discontinue processes; or

     - obtain licenses to the intellectual property we are found to have infringed.

     We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

     We plan to pursue additional acquisitions of related businesses. We believe the semiconductor industry is going through a period of consolidation, and we expect to participate in this development. The expense incurred in consummating the future acquisition of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our company incurring unanticipated expenses and losses. In addition, we may not be able to identify or finance additional acquisitions or realize any anticipated benefits from acquisitions we do complete.

     We are constantly pursuing acquisition opportunities and consolidation possibilities and are in various stages of due diligence or preliminary discussions with respect to a number of potential transactions, some of which would be significant. None of these potential transactions is subject to a letter of intent or otherwise so far advanced as to make the transaction reasonably certain.

     Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with acquisitions include:

     - unexpected losses of key employees or customers of the acquired company;

     - conforming the acquired company's standards, processes, procedures and controls with our operations;

     - coordinating new product and process development;

     - hiring additional management and other critical personnel;

     - negotiating with labor unions; and

     - increasing the scope, geographic diversity and complexity of our operations.

     In addition, although Intersil has agreed to assist us in integrating DPP operations into our operations under a transitional services agreement, we may encounter unforeseen obstacles or costs in such integration and in the integration of other businesses we acquire.

     Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

AS A RESULT OF THE ACQUISITION, APPROXIMATELY 330 OF OUR EMPLOYEES ARE COVERED BY A COLLECTIVE BARGAINING AGREEMENT. OUR FAILURE TO INTEGRATE THESE EMPLOYEES SUCCESSFULLY COULD ADVERSELY AFFECT US.

     Prior to the Acquisition, none of our employees were covered by a collective bargaining agreement. As a result of the Acquisition, approximately 330 of our employees are covered by a collective bargaining agreement. We cannot assure you that we will successfully integrate these new employees into our business or what effect, if any, they will have on our employee relations generally.

PRODUCTION TIME AND THE OVERALL COST OF PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR PRIMARY SUPPLIERS OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS.

     Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a portion of our wafer fabrication and assembly and test operations to other manufacturers, including NS Electronics Ltd., Samsung Electronics and Korea Micro Industry and, as a result of the

Acquisition, ChipPAC, Inc. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, EXPANDING CAPACITY AT EXISTING FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS, ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

     Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields.

     In addition, we are currently engaged in an effort to expand capacity at all of our manufacturing facilities. As is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience delays or problems in bringing planned new manufacturing capacity to full production. We may also experience problems in achieving acceptable yields, or experience product delivery delays in the future with respect to existing or planned new capacity as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

A SIGNIFICANT PORTION OF OUR SALES IS MADE BY DISTRIBUTORS WHO CAN TERMINATE THEIR RELATIONSHIPS WITH US WITH LITTLE OR NO NOTICE. THE TERMINATION OF A DISTRIBUTOR COULD REDUCE SALES AND RESULT IN INVENTORY RETURNS.

     Distributors accounted for 50.9% of our net sales for Calendar 2000. Our five domestic distributors accounted for 8.2% of our net sales for Calendar 2000. As a general rule, we do not have long-term agreements with our distributors and they may terminate their relationships with us with little or no advance notice. Distributors generally offer competing products. The loss of one or more of our distributors, or the decision by one or more of them to reduce the number of our products they offer or to carry the product lines of our competitors, could have a material adverse effect on our business, financial condition and results of operations. The termination of a significant distributor, whether at our or the distributor's initiative, or a disruption in the operations of one or more of our distributors, could reduce our net sales in a given quarter and could result in an increase in inventory returns.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry is, and the multi-market semiconductor product markets in particular are, highly competitive. Competition is based on price, product performance, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus are better able to pursue acquisition candidates and can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

FINANCIAL INFORMATION REGARDING DPP MAY NOT ACCURATELY REFLECT ALL COSTS.

     The historical financial information for DPP included in this prospectus is derived from financial schedules which Intersil prepared and delivered to us in connection with the Acquisition. Before the Acquisition, DPP was operated as a division of Intersil. The financial schedules prepared by Intersil are based on allocations and estimates made by Intersil's management as to revenues and costs associated with the DPP business. In addition, our management believes that additional costs should be reflected in these schedules and the data for DPP set forth in this prospectus contain these additional costs. The data with respect to DPP included herein may not accurately reflect all the costs associated with the DPP business and may not be indicative of the results that would have been achieved if DPP had been operated as a stand-alone entity.

THE COSTS TO OPERATE DPP MAY INCREASE.

     Prior to consummation of the Acquisition, Intersil operated DPP as a division. During 2000, DPP incurred $34.4 million in costs for research and development, sales and marketing and general and administrative activities. These costs represent expenses incurred directly by DPP and charges allocated to it by Intersil. Although Intersil has agreed to provide certain of these services for a transition period under a transitional services agreement, DPP will need to obtain many of these services on an arm's length basis. We cannot assure you that upon termination of the transitional services agreement, we will be able to obtain similar services on comparable terms. In addition, although Intersil will aid us in integrating the DPP operations into our operations pursuant to the transitional services agreement, we may encounter unforeseen obstacles or costs in such integration. See "Description of the Acquisition Agreement."

WE ENTERED INTO A NUMBER OF LONG-TERM SUPPLY AND SUPPORT CONTRACTS WITH SAMSUNG ELECTRONICS IN CONNECTION WITH OUR ACQUISITION OF ITS POWER DEVICE BUSINESS IN 1999. ANY DECREASE IN THE PURCHASE REQUIREMENTS OF SAMSUNG ELECTRONICS OR THE INABILITY OF SAMSUNG ELECTRONICS TO MEET ITS CONTRACTUAL OBLIGATIONS COULD SUBSTANTIALLY REDUCE OUR FINANCIAL PERFORMANCE.

     As a result of our acquisition of the power device business in 1999, we have numerous arrangements with Samsung Electronics, including arrangements relating to product sales designation as a vendor to affiliated Samsung companies and other services. Any material adverse change in the purchase requirements of Samsung Electronics, in its ability to supply the agreed-upon services or in its ability to fulfill its other obligations could have a material adverse effect on our results of operations. Although the power device business has generated significant revenues from the sale of products to affiliated Samsung companies, we cannot assure you that we will be able to continue selling products to affiliated Samsung companies or that the designation of the power device business as a vendor to those affiliated Samsung companies will generate any revenues for our company. Furthermore, under the Korean Fair Trade Law, the Fair Trade Commission may issue an order requiring a change in the terms and conditions of the agreements between us and Samsung Electronics if it concludes that Samsung Electronics has provided us with undue support or discriminated against our competitors.

THE POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA, INCLUDING LABOR RISK, POLITICAL RISK AND CURRENCY RISK.

     As a result of the acquisition of the power device business in 1999, we have significant operations in South Korea and are subject to risks associated with doing business in that country.

     In addition to other risks disclosed relating to international operations, some businesses in South Korea are subject to labor unrest. Also, relations between South Korea and North Korea have been tense over most of South Korea's history. We cannot assure you as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary.

     The power device business' sales are denominated primarily in U.S. dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in South Korean won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance won revenues and won costs, a significant change in this balance, coupled with a significant change in the value of the won relative to the dollar, could have a material adverse effect on our financial performance and results of operations. In addition, an unfavorable change in the value of the won could require us to write down our won-denominated assets.

A CHANGE IN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN US NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.

     The transaction structure we used for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. In addition, our Korean subsidiary was granted a ten-year tax holiday under Korean law in 1999. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate. In 2000, the tax holiday was extended such that the exemption amounts were increased to 75% in the eighth year and a 25% exemption was added to the eleventh year. If our assumptions about tax and other relevant laws are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, or if our Korean subsidiary were to lose its tax holiday, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from the transaction structure we used to acquire that business.

OUR INTERNATIONAL OPERATIONS SUBJECT OUR COMPANY TO RISKS NOT FACED BY DOMESTIC COMPETITORS.

     Through our subsidiaries we maintain significant operations in the Philippines, Malaysia and South Korea and also operate facilities in China and Singapore. We also have sales offices and customers around the world. The following are risks inherent in doing business on an international level:

     - changes in import duties;

     - trade restrictions;

     - transportation delays;

     - work stoppages;

     - economic and political instability;

     - foreign currency fluctuations; and

     - the laws, including tax laws, and policies of the United States and of the countries in which we manufacture our products.

WE ARE SUBJECT TO MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT COULD AFFECT OUR OPERATIONS OR RESULT IN SIGNIFICANT EXPENSES.

     Increasingly stringent environmental regulations restrict the amount and types of pollutants that can be released from our operations into the environment. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, compliance with these and any future regulations could require significant capital investments in pollution control equipment or changes in the way we make our products. In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of liabilities and claims, regardless of fault, resulting from accidental releases, including personal injury claims and civil and criminal fines, any of which could be material to our cash flow or earnings. For example:

     - we currently are remediating contamination at some of our operating plant sites;

     - we have been identified as a potentially responsible party at a number of Superfund sites where we (or our predecessors) disposed of wastes in the past; and

     - significant regulatory and public attention on the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs.

     Although most of our known environmental liabilities are covered by indemnities from Raytheon Company, National Semiconductor or Intersil, these indemnities are limited to conditions that occurred prior to the consummation of those transactions. Moreover, we cannot assure you that their indemnity obligations to us for the covered liabilities will be adequate to protect us.

WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE TECHNICAL OR MANAGEMENT EMPLOYEES NECESSARY TO REMAIN COMPETITIVE IN OUR INDUSTRY.

     Our continued success depends on the retention and recruitment of skilled personnel, including technical, marketing, management and staff personnel. In the semiconductor industry, the competition for qualified personnel, particularly experienced design engineers and other technical employees, is intense. There can be no assurance that we will be able to retain our current personnel or recruit the key personnel we require. In addition, we do not have employment agreements with most members of our senior management team.

A SUBSTANTIAL NUMBER OF SHARES OF OUR PARENT COMPANY'S COMMON STOCK ARE OWNED BY A LIMITED NUMBER OF PERSONS, AND THEIR INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

     Court Square Capital Limited, which is one of the principal stockholders of our parent company, Fairchild International, and our directors and executive officers together own approximately 31.5% of the outstanding shares of the Class A Common Stock of Fairchild International (including shares underlying vested options). By virtue of such stock ownership, such persons have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of directors and the amendment of Fairchild International's and our charter and bylaws. We cannot assure you that such persons will not exercise their influence over us in a manner detrimental to your interests.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, including the notes, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of the outstanding notes, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In addition, the senior credit facility prohibits us from purchasing any notes, including any offer in connection with a change of control, and also provides that the occurrence of certain kinds of change of control events will constitute a default under the senior credit facility. In the event of a certain kind of change of control, we must offer to repay all borrowings under the senior credit facility or obtain the consent of our lenders under the senior credit facility to the purchase of notes. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute a default under the indenture governing the notes, the indenture governing our 10 1/8% Senior Subordinated Notes and the indenture governing our 10 3/8% Senior Subordinated Notes, as the case may be, which, in turn, would constitute a default under the senior credit facility. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control. See "Description of the Notes -- Change of Control."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTIES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM SUBSIDIARY GUARANTORS.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guaranty could be voided, or claims in respect of a guaranty could be subordinated to all other debts of that guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guaranty:

     - received less than reasonably equivalent value or fair consideration for its guaranty; and

     - was insolvent or was rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by such subsidiary guarantor pursuant to its guaranty could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. If the subsidiary guaranties are not enforceable, the notes would be effectively junior in ranking to all liabilities of the subsidiary guarantors.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE NOTES.

     There is no existing trading market for the new notes. You may find it difficult to sell your new notes because an active trading market for the new notes may not develop. We do not intend to apply for listing or quotation of the new notes on any exchange. The new notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on January 31, 2001 to a small number of institutional investors. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market may be. Although we were informed by the initial purchasers of the outstanding notes that they intended to make a market in the notes, they are not required to do so, and they may cease market-making at any time without notice. Consequently, the market price of the new notes issued in this exchange offer could be adversely affected and you may not be able to liquidate your investment readily.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the outstanding notes in January 2001, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file by May 1, 2001 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC by June 30, 2001. We also agreed to conduct this exchange offer for not less than 30 days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

     - by June 30, 2001, the registration statement is not declared effective;
       or

     - the exchange offer has not been consummated on or before the 40th day after the registration statement is declared effective.

A copy of the registration rights agreement is filed as an exhibit to the registration statement.

TERMS OF THE EXCHANGE OFFER


     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on May 30, 2001, or such later date and time to which we, in our sole discretion, extend the exchange offer.


     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

     - will have been registered under the Securities Act;

     - will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

     Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

     We expressly reserve the right, in our sole discretion:

     - to extend the expiration date;

     - to delay accepting any outstanding notes;

     - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

     - to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER OUTSTANDING NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

     (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to United States Trust Company of New York, the exchange agent, at the address set forth below under the heading "-- The Exchange Agent"; or

     (2) if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "-- The Exchange Agent."

     In addition, one of the following must occur:

     (1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

     (3) the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation," which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

     (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     (1) reject any and all tenders of any outstanding note improperly tendered;

     (2) refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

     (3) waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

     (1) may not rely on the applicable interpretations of the staff of the SEC; and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See
"-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     (1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     (2) a properly completed and duly executed letter of transmittal or an agent's message; and

     (3) all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     (1) be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     (2) comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     (1) the holder tenders the outstanding notes through an eligible institution;

     (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     (3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:

     (1) specify the name of the person having tendered the outstanding notes to be withdrawn;

     (2) identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "-- How to Tender Outstanding Notes for Exchange" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

     (1) any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     (2) any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     (3) there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

     (4) there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

     (5) any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

     (6) there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

     (7) there is a change or a development involving a prospective change in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

     (8) we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     United States Trust Company of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:

                    United States Trust Company of New York

                  By mail, hand delivery or overnight courier:
                    United States Trust Company of New York
                                30 Broad Street
                                   14th floor
                            New York, New York 10004
              Attention: Corporate Trust Services -- Confidential

                           By facsimile transmission:
                        (for eligible institutions only)
                        (212) 422-0183 or (646) 458-8104

                             Confirm by telephone:
                                 (800) 548-6565

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees;

     - printing fees; and

     - related fees and expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated January 26, 2001, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     (1) the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

     (2) the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

     However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

     (1) it is not an affiliate of ours;

     (2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

     (3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

     (4) it is not acting on behalf of a person who could not make representations (1)-(3).

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

     (1) such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

     (2) it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

     Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

     (1) may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman Sterling, SEC No-Action Letter (July 2, 1983); and

     (2) must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The net proceeds received by us from the sale of the outstanding notes, after deducting the underwriting discount and estimated offering expenses of $11.5 million, was approximately $338.5 million. We used the net proceeds from the notes to fund the Acquisition. As set forth in the asset purchase agreement for the Acquisition, the all-cash purchase price for DPP was $338.0 million, subject to adjustments. See "Description of the Acquisition Agreement."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Fairchild International as of December 31, 2000 on an historical basis and as adjusted to give effect to the offering of the outstanding notes but not the Acquisition. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus.

                                                                AS OF DECEMBER 31, 2000
                                                              ---------------------------
                                                                            AS ADJUSTED
                                                               ACTUAL      FOR OFFERING
                                                              --------    ---------------
                                                                 (DOLLARS IN MILLIONS)
Cash and cash equivalents(1)................................  $  401.8       $  740.3
                                                              ========       ========
Long-term debt, including current portion:
  Senior credit facility(2).................................  $  120.2       $  120.2
  10 1/8% Senior Subordinated Notes Due March 15,
     2007(3)(4).............................................     285.0          285.0
  10 3/8% Senior Subordinated Notes Due October 1, 2007.....     300.0          300.0
  10 1/2% Senior Subordinated Notes Due February 1, 2009....        --          350.0
                                                              --------       --------
          Total long-term debt, including current portion...     705.2        1,055.2
                                                              --------       --------
Stockholders' equity:
  Class A common stock, $.01 par value, voting (140,000,000
     shares authorized, 82,335,912 shares issued and
     82,043,635 outstanding)................................       0.8            0.8
  Class B common stock, $.01 par value, nonvoting
     (140,000,000 shares authorized, 17,281,000 shares
     issued and outstanding)................................       0.2            0.2
  Additional paid-in capital................................     801.1          801.1
  Accumulated earnings......................................      41.8           41.8
  Less treasury stock (at cost).............................      (6.2)          (6.2)
                                                              --------       --------
          Total stockholders' equity........................     837.7          837.7
                                                              --------       --------
          Total capitalization..............................  $1,542.9       $1,892.9
                                                              ========       ========

---------------
(1) On March 16, 2001, the Acquisition was consummated and $338.0 million was paid to Intersil Corporation.

(2) Borrowings of up to $300.0 million are available under the senior credit facility on a revolving basis and are available for general corporate purposes, including acquisitions.

(3) We must redeem $150.0 million principal amount of the 10 1/8% Senior Subordinated Notes on March 15, 2005 and $75.0 million principal amount on March 15, 2006 in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

(4) Does not include $15.0 million principal amount purchased by Fairchild Semiconductor Corporation in December 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data of Fairchild International, our parent company. The historical consolidated financial data as of December 26, 1999 and December 31, 2000 and for the fiscal years ended May 31, 1998 and May 30, 1999, the seven months ended December 26, 1999 and the year ended December 31, 2000 are derived from the audited consolidated financial statements of Fairchild International that are incorporated by reference in this prospectus. The historical consolidated financial data as of May 26, 1996, May 25, 1997, May 31, 1998 and May 30, 1999 and for the fiscal years ended May 26, 1996 and May 25, 1997 are derived from audited consolidated financial statements of Fairchild International that are not included or incorporated by reference in this prospectus. This information should be read in conjunction with the consolidated financial statements of Fairchild International and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this prospectus.

                                                                                SEVEN
                                                                                MONTHS
                                              FISCAL YEAR ENDED MAY             ENDED        YEAR ENDED
                                        ----------------------------------   DECEMBER 26,   DECEMBER 31,
                                         1996     1997     1998     1999         1999           2000
                                        ------   ------   ------   -------   ------------   ------------
                                                             (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:(1)
Revenue(2)............................  $776.3   $692.0   $789.2   $ 735.1     $  786.2       $1,783.2
Gross profit(2).......................   216.8    152.5    230.5     152.3        234.9          639.2
Research and development..............    30.3     18.9     35.7      39.3         35.0           83.9
Selling, general and
  administrative(3)...................   114.4     96.4     92.0     105.1        117.4          224.0
Restructuring, impairments and other
  charges(4)..........................      --      5.3     15.5      55.3           --            3.4
                                        ------   ------   ------   -------     --------       --------
  Operating income (loss).............    72.1     31.9     87.3     (47.4)        82.5          327.9
Interest expense, net(5)..............      --     11.2     54.5      71.8         56.2           58.0
Other expense (income), net...........    (0.2)     1.4       --        --           --           (0.8)
                                        ------   ------   ------   -------     --------       --------
  Income (loss) before income taxes...    72.3     19.3     32.8    (119.2)        26.3          270.7
Provision (benefit) for income
  taxes(6)............................      --      3.8     10.7      (5.1)         5.0           (2.4)
                                        ------   ------   ------   -------     --------       --------
  Income (loss) before cumulative
     effect of change in accounting
     principle........................  $ 72.3   $ 15.5     22.1    (114.1)        21.3          273.1
                                        ======   ======
Cumulative effect of change in
  accounting principle................                      (1.5)       --           --             --
                                                          ------   -------     --------       --------
Net income (loss).....................                      20.6    (114.1)        21.3          273.1
Dividends on preferred stock..........                      (8.7)     (9.8)        (2.0)            --
                                                          ------   -------     --------       --------
  Net income (loss) applicable to
     common stockholders..............                    $ 11.9   $(123.9)    $   19.3       $  273.1
                                                          ======   =======     ========       ========

                                                                                SEVEN
                                                                                MONTHS
                                              FISCAL YEAR ENDED MAY             ENDED        YEAR ENDED
                                        ----------------------------------   DECEMBER 26,   DECEMBER 31,
                                         1996     1997     1998     1999         1999           2000
                                        ------   ------   ------   -------   ------------   ------------
                                                             (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
Revenue:
  Analog..............................  $   --   $   --   $ 40.0   $  99.7     $  177.6       $  378.7
  Discrete............................   175.0    164.5    187.3     222.8        316.9          749.0
  Interface and logic.................   339.5    285.3    303.0     267.6        184.0          424.2
  Other(2)(7).........................   261.8    242.2    258.9     145.0        107.7          231.3
                                        ------   ------   ------   -------     --------       --------
Total revenue.........................  $776.3   $692.0   $789.2   $ 735.1     $  786.2       $1,783.2
                                        ======   ======   ======   =======     ========       ========
Depreciation and other amortization...  $ 64.2   $ 77.1   $ 83.4   $  95.4     $   62.8       $  113.5
Amortization of intangibles(8)........      --       --      1.4       8.4         19.5           37.6
Adjusted EBITDA(9)....................   136.3    128.4    187.6     127.1        173.1          477.0
Capital expenditures..................   153.9     47.1     78.0      46.2         74.8          301.9
Ratio of earnings to fixed
  charges(10).........................   46.2x     2.5x     1.5x        --         1.4x           4.2x
BALANCE SHEET DATA (END OF PERIOD):
Inventories...........................  $ 93.1   $ 73.1   $108.0   $ 148.6     $  166.3       $  192.8
Total assets..........................   432.7    555.0    634.3   1,095.7      1,137.6        1,837.5
Long-term debt, excluding current
  portion.............................      --    487.9    526.7   1,045.9        717.2          705.2
Total stockholders' equity
  (deficit)...........................   349.2   (133.3)  (116.6)   (240.4)       213.2          837.7

---------------
 (1) For Fiscal 1997 and the prior period, statement of operations data include the direct expense of the Fairchild Semiconductor business of National Semiconductor and allocated expenses from National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 and subsequent periods.

 (2) Revenues and gross profit in Fiscal 1999 were negatively impacted by $5.5 million and $15.4 million, respectively, due to one-time write-offs for additional sales and inventory reserves as a result of our Memory division restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring."

 (3) For Stub Year 1999, selling, general and administrative expenses include $8.3 million for a one-time write-off of receivables from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables were cancelled as a result of the initial public offering of Fairchild International's Class A Common Stock consummated on August 9, 1999. This write-off includes amounts to discharge the individual tax liabilities associated with the cancellation.

 (4) In Fiscal 1997, restructuring, impairments and other charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Raytheon Semiconductor. In Fiscal 1999 such charges consisted of $34.0 million of in-process research and development associated with the acquisition of the power device business of Samsung Electronics and $21.3 million related to various restructuring actions. In Calendar 2000 such charges consisted of in-process research and development associated with the acquisition of QT Optoelectronics, Inc., KOTA Microcircuits, Inc. and the power management business of Micro Linear Corporation ($9.0 million), offset by gains recorded for additional proceeds received in connection with the sale of the Mountain View, California facility and the adjustment of restructuring reserves ($5.6 million). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring."

 (5) For Fiscal 1999, interest expense includes the write-off of deferred financing fees of $5.2 million. For Stub Year 1999, interest expense includes $7.2 million for the write-off of unamortized debt issuance costs associated with debt repaid and $0.3 million for a prepayment premium on a 12.5% Subordinated Note Due 2008 repaid with a portion of the proceeds of Fairchild International's initial public offering consummated on August 9, 1999. In Calendar 2000, interest expense includes the write-off of deferred financing fees of $3.6 million.

 (6) For Calendar 2000, provision (benefit) for income taxes includes the one-time reduction of deferred tax asset valuation allowances of $26.3 million.

 (7) Other includes non-volatile memory products, contract manufacturing services and optoelectronic products. Optoelectronic products are included from May 28, 2000, which is the date on which we acquired QT
     Optoelectronics, Inc.

 (8) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.

 (9) Adjusted EBITDA is defined as operating income before other (income) expense, interest expense, taxes, depreciation, amortization, restructuring and other non-recurring (gains) charges. Adjusted EBITDA is presented because we believe that it is a widely accepted financial indicator of an entity's ability to incur and service debt. Adjusted EBITDA should not be considered by you as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity.

(10) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion (approximately one-third) of rental expense that we believe is representative of the interest component of rental expense. For Fiscal 1999, fixed charges exceeded earnings by $119.2 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the consolidated financial statements and notes thereto of Fairchild International, our parent company, incorporated by reference in this prospectus.

BACKGROUND

     We are a leading designer, manufacturer and supplier of analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors serving the personal computer, industrial, telecommunications, consumer electronics and automotive markets. Our predecessors were renowned as the pioneering business companies of the semiconductor industry. The original Fairchild Semiconductor business invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history.

     Acquired in 1979 by Schlumberger Limited, the Fairchild Semiconductor business continued to innovate, introducing logic products such as FAST(R) (Fairchild Advanced Schottky Technology) and FACT(TM) (Fairchild Advanced CMOS Technology), which remain industry standard products today. In 1987, our business was acquired by National Semiconductor and integrated into its operations. The assets of our business were separated from National Semiconductor in March 1997 and we began operating as a stand-alone entity. At that time, our business consisted of the Logic Products Group, historically our core business, the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor.

     On December 31, 1997, we acquired Raytheon Semiconductor, Inc. for approximately $117.0 million in cash. That business designs, manufactures and markets high-performance analog and mixed signal semiconductors with long product lives for the personal computer, communications, broadcast video and industrial markets.

     On April 13, 1999, we acquired the power device business of Samsung Electronics Co., Ltd. for $414.9 million in cash. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets.

     On May 28, 2000, we acquired QT Optoelectronics, Inc. for approximately $92.0 million in cash and common stock. In addition, in conjunction with the acquisition, we assumed and immediately repaid $14.0 million of QT Optoelectronics' long-term debt. That business designs, manufactures and markets optoelectronic products, including optocouplers, LED lamps and displays and infrared components.

     On September 8, 2000 we acquired KOTA Microcircuits, Inc. and the power management business of Micro Linear Corporation for a combined $23.1 million in cash and common stock. These businesses design and market analog products, including operational amplifiers, offline power switches and low power battery management.

     The acquisitions were accounted for as purchases, and accordingly, our operating results include the operating results of the businesses from their respective dates of acquisition.

FISCAL YEAR CHANGE

     We have changed our fiscal year-end from the last Sunday in May to the last Sunday in December. Our last fiscal year under our old accounting calendar was the year ended May 30, 1999. Our first full fiscal year following this change was the year ended December 31, 2000, which we refer to as Calendar 2000. The seven-month transition period is referred to as Stub Year 1999.

SEGMENT INFORMATION

     The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services as a percentage of total revenues, excluding one-time charges in Fiscal 1999 and the twelve months ended December 26, 1999, which we refer to as Calendar 1999, totaling $5.5 million in the Memory Division, which is included in the "Other" segment along with optoelectronics products. Also excluded from the "Other" segment in Calendar 2000 is a gain of $2.1 million resulting from the adjustment of distributor reserves originally recorded in connection with the 1999 Memory restructuring.

                                                                                    YEAR ENDED
                                           FISCAL YEAR ENDED MAY     STUB YEAR       DECEMBER
                                          -----------------------    ---------    --------------
                                          1997     1998     1999       1999       1999     2000
                                          -----    -----    -----    ---------    -----    -----
Analog..................................    0.0%     5.1%    13.5%      22.6%      20.2%    21.2%
Discrete................................   23.8     23.7     30.1       40.3       37.9     42.0
Interface & Logic.......................   41.2     38.4     36.1       23.4       26.7     23.8
Other...................................   19.9     13.4      9.4        4.5        5.1      7.3
                                          -----    -----    -----      -----      -----    -----
Subtotal trade Sales....................   84.9     80.6     89.1       90.8       89.9     94.3
Contract manufacturing services.........   15.1     19.4     10.9        9.2       10.1      5.7
                                          -----    -----    -----      -----      -----    -----
          Total.........................  100.0%   100.0%   100.0%     100.0%     100.0%   100.0%
                                          =====    =====    =====      =====      =====    =====

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 26, 1999

     Comparative financial information for Calendar 2000 and Calendar 1999 is as follows:

                       (IN MILLIONS)                          CALENDAR 1999    CALENDAR 2000
                       -------------                          -------------    -------------
                                                               (UNAUDITED)
Revenue
  Net sales -- trade........................................    $1,037.6         $1,681.6
  Contract manufacturing....................................       116.9            101.6
                                                                --------         --------
          Total revenue.....................................     1,154.5          1,783.2
Operating expenses
  Cost of sales -- trade....................................       764.4          1,078.7
  Cost of contract manufacturing............................        84.3             65.3
  Research and development..................................        53.1             83.9
  Selling, general and administrative.......................       162.8            224.0
  Purchased in-process research and development.............        34.0              9.0
  Restructuring and impairments.............................        16.8             (5.6)
                                                                --------         --------
          Total operating expenses..........................     1,115.4          1,455.3
                                                                --------         --------
Operating income (loss).....................................        39.1            327.9
Interest expense............................................        94.6             81.3
Interest income.............................................        (0.7)           (23.3)
Other (income) expense, net.................................          --             (0.8)
                                                                --------         --------
Income (loss) before income taxes...........................       (54.8)           270.7
Provision (benefit) for income taxes........................        (2.2)            (2.4)
                                                                --------         --------
Net income (loss)...........................................    $  (52.6)        $  273.1
                                                                ========         ========

     Results of Operations. We generated net income of $273.1 million in Calendar 2000, compared to a net loss of $(52.6) million in Calendar 1999. Excluding unusual charges (gains) and amortization of acquisition-related intangibles, net of tax effects, adjusted net income was as follows for Calendar 2000 and Calendar 1999, respectively:

(IN MILLIONS)                                                 CALENDAR 1999    CALENDAR 2000
-------------                                                 -------------    -------------
Net income..................................................     $(52.6)          $273.1
Restructuring and impairments...............................       16.8             (5.6)
Purchased in-process research and development...............       34.0              9.0
Non-recurring (gains) charges...............................       36.1             (1.8)
Non-recurring release of deferred tax asset valuation
  allowance.................................................         --            (26.3)
Amortization of acquisition-related intangibles.............       26.0             37.6
Less associated tax effects.................................       (5.7)            (3.5)
                                                                 ------           ------
Adjusted net income.........................................     $ 54.6           $282.5
                                                                 ======           ======

     For Calendar 2000, restructuring and impairments were associated with an adjustment to reserves recorded in connection with the Memory restructuring, and a one-time gain on the sale of our former Mountain View, California facility. Purchased in-process research and development was recorded in connection with our acquisitions. Non-recurring (gains) charges included a $3.6 million write-off of deferred financing fees associated with the refinancing of our senior credit facility offset by a $(5.4) million adjustment to other reserves associated with the Memory restructuring action in 1999. Finally, we adjusted our deferred tax valuation reserves in Calendar 2000 as we determined that it was more likely than not that we would utilize our deferred tax assets. For Calendar 1999, restructuring and impairments we recorded in connection with our Analog and Memory restructuring actions. Purchased in-process research and development was recorded in connection with the acquisition of our power device business. Non-recurring charges included $15.4 million for other reserves associated with our Memory restructuring action, $12.4 million for the write-off of deferred financing fees and an $8.3 million charge for forgiveness of certain management tax loans in connection with our initial public offering.

     Operating income was $327.9 million in Calendar 2000, compared to $39.1 million in Calendar 1999. Excluding unusual charges (gains) detailed above, operating income was $325.9 million in Calendar 2000, compared to $113.6 million in Calendar 1999. The increase in operating income is due to higher revenues and gross profits due to improved pricing, new product introductions and improved business conditions, resulting in higher factory utilization. In addition, operating income improved due to a full year of power device results in Calendar 2000, compared to approximately nine months in Calendar 1999, and the effect on operating income from the acquisitions consummated in Calendar 2000.

     Excluding depreciation and amortization of $151.1 million and $130.8 million in Calendar 2000 and Calendar 1999, respectively, unusual charges (gains) and other (income) expense, earnings before interest, taxes, depreciation and amortization ("EBITDA") were $477.0 million in Calendar 2000 compared to $244.4 million in Calendar 1999. EBITDA is presented because we believe that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Our revenues consist of trade sales to unaffiliated customers (94.3% and 89.9% of total revenues in Calendar 2000 and Calendar 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (5.7% and 10.1% of total revenues in Calendar 2000 and Calendar 1999, respectively).

     Trade sales increased 62.1% to $1,681.6 million in Calendar 2000 compared with $1,037.6 million in Calendar 1999. The increase in our trade sales resulted from higher sales volume reflecting strength in end markets, the effect of acquisitions, higher average selling prices and an improved sales mix due to new product introductions.

     Geographically, 23.4%, 13.5%, 45.5% and 17.6% of trade sales were derived from North America, Europe, Asia/Pacific and Korea, respectively, in Calendar 2000, compared to 23.9%, 13.5%, 44.9% and 17.7%, respectively, in Calendar 1999. North American revenues increased 57.9% in Calendar 2000 from Calendar 1999. This increase was due to strong distribution sales in both the industrial and consumer markets and improvements in communications and computing, as well as the effect of acquisitions. Revenues in the Europe region increased 61.5% in Calendar 2000 from Calendar 1999. The increase in Europe was due to improvements in the communications, consumer and distribution markets, as well as the effect of acquisitions. Asia/Pacific region revenues increased 63.7% in Calendar 2000 from Calendar 1999. The increase is due to strength in the consumer segment, improved regional economic conditions, expansion into the China markets, the expansion of customers using Asian contract manufacturing locations and the effect of acquisitions. Our Korean region increased 60.5% in Calendar 2000 from Calendar 1999. This was primarily the result of the effect of a full year of power device business revenues in Calendar 2000.

     Contract manufacturing revenues decreased 13.1% to $101.6 million in Calendar 2000 compared to $116.9 million in Calendar 1999. The decrease in contract manufacturing revenues was due primarily to diminishing demand from National Semiconductor.

     Gross Profit. Gross profit increased 109.0% to $639.2 million, or 35.8% of sales, in Calendar 2000 compared to $305.8 million, or 26.5% of sales, in Calendar 1999. Excluding non-recurring charges (gains) associated with the Memory restructuring of $(5.4) million and $15.4 million in Calendar 2000 and Calendar 1999, respectively, gross profit increased 97.3% to $633.8 million in Calendar 2000 as compared to $321.2 million in Calendar 1999.

     Trade gross profits increased 120.7% to $602.9 million in Calendar 2000 from $273.2 million in Calendar 1999. Excluding non-recurring charges (gains) associated with the Memory restructuring action of ($5.4) million in Calendar 2000 and $15.4 million in Calendar 1999, trade gross profits increased 107.0% to $597.5 million in Calendar 2000 from $288.6 million in Calendar 1999. The increase in trade gross profit on both an historical and adjusted basis was due in part to a better sales mix resulting from new product introductions and slightly higher average selling prices, as well as the favorable effect of increased factory utilization.

     Contract manufacturing gross profits increased 11.4% to $36.3 million in Calendar 2000 from $32.6 million in Calendar 1999. The increase in contract manufacturing gross profit was due to favorable pricing adjustments and improved factory utilization, as well as incremental business with Samsung Electronics as a result of the acquisition of the power device business.

     Research and Development. Research and development expenses ("R&D") were $83.9 million, or 5.0% of trade sales, in Calendar 2000, compared to $53.1 million, or 5.1% of trade sales, in Calendar 1999. The increase in R&D spending was primarily due to spending on new product development and spending from our acquired businesses in Calendar 2000 which was not included in Calendar 1999. R&D efforts are focused on our growth products (Analog, Power MOSFET, Interface, CMOS, Logic and Optoelectronics).

     Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses were $224.0 million, or 13.3% of trade sales, in Calendar 2000, compared to $162.8 million, or 15.7% of trade sales, in Calendar 1999. SG&A expenses for Calendar 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $154.5 million, or 14.9% of trade sales, in Calendar 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of higher selling expenses in support of higher sales volumes and the incremental SG&A associated with our acquired businesses including increased amortization of acquisition-related intangibles.

     Purchased In-process Research and Development. Purchased in-process research and development ("IPR&D") was $9.0 million for Calendar 2000. This was derived from the acquisitions of QT Optoelectronics, Inc., KOTA Microcircuits, Inc., and the power management business of Micro Linear

Corporation. IPR&D for Calendar 1999 of $34.0 million represents the amount derived from the acquisition of the power device business of Samsung Electronics.

     Restructuring. We incurred a pre-tax restructuring gain of $5.6 million in Calendar 2000. The gain is a result of proceeds from the sale of our former Mountain View, California facility ($3.5 million) and the adjustment to restructuring reserves ($2.1 million) based upon final execution of several prior year plans. Restructuring and impairments of $16.8 million were recorded in Calendar 1999. We recorded charges taken in connection with the transfer of assembly and test activities from our former Mountain View, California facility to Penang, Malaysia ($2.7 million) and its wafer production to South Portland, Maine ($10.0 million). In addition, we recorded a charge related to the 1999 Memory restructuring action ($4.1 million).

     Interest Expense. Interest expense was $81.3 million in Calendar 2000, compared to $94.6 million in Calendar 1999. Interest expense in Calendar 2000 and Calendar 1999 includes unusual charges of $3.6 million and $12.4 million, respectively, for the write-off of deferred financing fees associated with the refinancing of our senior bank facilities in Calendar 2000 and Calendar 1999, as well as a write-off associated with the repayment of long-term debt in Calendar 1999. Excluding these charges, interest expense was $77.7 million in Calendar 2000 compared to $82.2 million in Calendar 1999. The decrease, excluding the unusual charges, is principally the result of reduced indebtedness, which was retired with the proceeds of the initial public offering of our common stock in August 1999, and the refinancing of our senior credit facilities in June 2000.

     Interest Income. Interest income was $23.3 million in Calendar 2000, compared to $0.7 million in Calendar 1999. The increase is due to higher cash balances in Calendar 2000 due in part from proceeds received from our January 2000 secondary stock offering.

     Other (Income) Expense. In Calendar 2000 we recorded a gain on the buy-back of $15.0 million of our 10 1/8% senior subordinated notes. This gain of $0.8 million is included in other (income) expense.

     Income Taxes. Income tax benefit was $2.4 million in Calendar 2000, compared to a tax benefit of $2.2 million in Calendar 1999. Included in Calendar 2000 is a one-time tax benefit of $26.3 million, recorded in the fourth quarter, related to a reduction in the deferred tax asset valuation allowance. Management now believes that it is more likely than not these assets will be realizable and, accordingly, reduced the valuation allowance on those deferred tax assets. Without the effect of the one-time benefit, our tax expense would have been $23.9 million, or an effective tax rate of 8.9%, compared to an effective tax rate of 4.0% in Calendar 1999. The increase in our effective tax rate, excluding the one-time benefit, is due to a tax provision recorded in the United States in Calendar 2000 which was not recorded in Calendar 1999.

     In accordance with the provisions of SFAS No. 131, comparative disclosures of selected operating results of our reportable segments is as follows:

     Analog and Mixed Signal Products Group. In Calendar 2000, our Analog Group expanded due to the acquisitions of KOTA and Micro Linear. Its product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, motor control integrated circuits, smart power switches and D/C to D/C converters. Analog revenues increased 62.1% to $378.7 million in Calendar 2000 from $233.6 million in Calendar 1999. The increase in Analog revenue reflects improved business conditions resulting in both higher sales volumes and increased prices, the benefit of a full year of analog power device revenues, the introduction of new products and incremental sales from the KOTA and Micro Linear acquisitions.

     Analog had operating income of $40.6 million in Calendar 2000 as compared to $22.9 million in Calendar 1999. The increase in Analog's operating income was due to higher revenues, the beneficial effect of moving wafer manufacturing to South Portland, Maine, the benefit of a full year of operating income from analog power device products and incremental operating income generated by the addition of KOTA and Micro Linear, offset by higher costs on certain subcontracted wafers.

     Discrete Products Group. Our Discrete Group designs, manufactures and markets a broad line of Power MOSFETs, IGBT, power bipolar transistors for both high and low voltage applications, small signal transistors and diodes. An increasing volume of DMOS power MOSFETs are manufactured using our leading edge Trench technology. Discrete revenues increased 71.0% to $749.0 million in Calendar 2000, compared to $437.9 million in Calendar 1999. The increase was across all product lines, as both volume and prices increased over the comparable prior year period. The increase was also a result of a full year of discrete power device revenues.

     Discrete had operating income of $129.7 million in Calendar 2000 as compared to $25.8 million in Calendar 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to a better sales mix resulting from new product introductions, including Power MOSFET products, improved factory utilization and the benefit of a full year of operating income from discrete power device products.

     Interface and Logic Products Group. Our Interface and Logic Group designs, manufactures and markets a broad line of high-performance interface and standard logic products. Its interface products include building block products such as FST and GTL, and standards-specific products such as dual inline memory drivers and Universal Serial Bus. Its logic products focus on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogic, LCX and LVT. Its products also include mature bipolar logic products such as FAST, LS and TTL. Logic revenues increased 37.9% to $424.2 million in Calendar 2000, compared to $307.7 million in Calendar 1999. The increase in Interface and Logic revenues was due to volume increases, resulting from strengthened demand, average selling price increases and improved mix due to new product introductions.

     Interface and Logic had operating income of $106.5 million in Calendar 2000, compared to $33.4 million in Calendar 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved pricing, a better sales mix resulting from new product introductions, particularly Interface and Tiny Logic, and improved factory utilization.

SEVEN MONTHS ENDED DECEMBER 26, 1999 COMPARED TO SEVEN MONTHS ENDED DECEMBER 27, 1998

     Comparative financial information for Stub Year 1999 and the seven months ended December 27, 1998, which we refer to as the first seven months of Fiscal 1999, is as follows:

                                                              SEVEN MONTHS
                                                                  ENDED          STUB YEAR
(IN MILLIONS)                                               DECEMBER 27, 1998      1999
-------------                                               -----------------    ---------
                                                               (UNAUDITED)
Revenue:
  Net sales -- trade......................................       $322.3           $714.0
  Contract manufacturing..................................         38.0             72.2
                                                                 ------           ------
          Total revenue...................................        360.3            786.2
Operating Expenses:
  Cost of sales -- trade..................................        252.6            499.9
  Cost of contract manufacturing..........................         32.9             51.4
  Research and development................................         21.3             35.0
  Selling, general and administrative.....................         52.9            117.4
  Restructuring and impairments...........................          4.5               --
                                                                 ------           ------
          Total operating expenses........................        364.2            703.7
                                                                 ------           ------
Operating income (loss)...................................         (3.9)            82.5
Interest expense..........................................         34.3             56.5
Interest income...........................................         (0.1)            (0.3)
                                                                 ------           ------
Income (loss) before income taxes.........................        (38.1)            26.3
Provision (benefit for income taxes)......................         (7.6)             5.0
                                                                 ------           ------
Net income (loss).........................................       $(30.5)          $ 21.3
                                                                 ======           ======

     Results of Operations. We generated net income of $21.3 million in Stub Year 1999, compared to a net loss of $30.5 million in the first seven months of Fiscal 1999. Excluding unusual charges and amortization of acquisition-related intangibles of $15.5 million and $19.5 million, respectively, in Stub Year 1999, and $4.5 million and $2.0 million, respectively, in the first seven months of Fiscal 1999, net of tax effects, we had adjusted net income of $54.5 million for Stub Year 1999 compared to an adjusted net loss of $25.3 million in the first seven months of Fiscal 1999. Unusual charges in Stub Year 1999 included initial public offering-related charges of $8.3 million, recorded in selling, general and administrative expenses ("SG&A"), for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock, and $7.2 million, recorded in interest expense, for the write-off of deferred financing fees associated with the debt repaid with the proceeds from the initial public offering. Unusual charges in the first seven months of Fiscal 1999 were due to restructuring charges as a result of a workforce reduction. Operating income was $82.5 million in Stub Year 1999, compared to an operating loss of $3.9 million in the first seven months of Fiscal 1999. Excluding unusual charges, operating income was $90.8 million in Stub Year 1999, compared to $0.6 million in the first seven months of Fiscal 1999. The increase in operating income is due to the acquisition of the power device business from Samsung Electronics and higher revenues and gross profits due to new product introductions and improved business conditions, resulting in higher factory utilization in Stub Year 1999 as compared to the first seven months of Fiscal 1999.

     Excluding depreciation and amortization of $82.3 million and $55.1 million in Stub Year 1999 and the first seven months of Fiscal 1999, respectively, and unusual charges, EBITDA was $173.1 million in Stub Year 1999 compared to $55.7 million in the first seven months of Fiscal 1999.

     Revenues. Our revenues consist of trade sales to unaffiliated customers (90.8% and 89.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (9.2% and 10.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively).

     Trade sales increased 121.5% to $714.0 million in Stub Year 1999 compared with $322.3 million in the first seven months of Fiscal 1999. Trade sales for Stub Year 1999 include sales from the power device business. Excluding sales from the power device business, trade sales increased 28.9% in Stub Year 1999 over the first seven months of Fiscal 1999, as higher sales volume offset lower average selling prices. The increase in trade sales is attributable to improved demand due to strength in end-markets such as personal computers and telecommunications and an economic recovery in the Asia/Pacific region.

     Geographically, 20.7%, 12.2%, 45.6% and 21.5% of trade sales were derived from North America, Europe, Asia/Pacific and Korea, respectively, in Stub Year 1999. Excluding sales from the power device business, 31.8%, 17.5% and 50.7% of trade sales were derived from North America, Europe and Asia/ Pacific (including Korea), respectively, in Stub Year 1999, compared to 40.3%, 18.4% and 41.3%, respectively, in the first seven months of Fiscal 1999. Excluding sales from the power device business, Asia/Pacific region revenues increased 58.2% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in the Asia/Pacific region is due to strength in the consumer and personal computer markets, as well as improved economic conditions. Revenues in the Europe region increased 22.5% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in Europe is due to improved telecommunications, consumer and distribution markets. North American revenues increased 2.0% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in North America is the result of improved market conditions off set by the continued move of contract manufacturers to locations outside North America.

     Contract manufacturing revenues increased 90.0% to $72.2 million in Stub Year 1999 compared to $38.0 million in the first seven months of Fiscal 1999. Excluding contract manufacturing services provided to Samsung Electronics, contract manufacturing revenues increased 42.1% in Stub Year 1999 as compared to the first seven months of Fiscal 1999, reflecting increased demand from National Semiconductor.

     Gross Profit. Gross profit increased 214.0% to $234.9 million in Stub Year 1999 compared to $74.8 million in the first seven months of Fiscal 1999. Excluding the gross profit derived from power device products, gross profit increased 71.8% in Stub Year 1999 over the first seven months of Fiscal 1999. As a percentage of trade sales, gross trade profits were 30.0% in Stub Year 1999. Excluding the power device business, gross trade profits as a percentage of trade sales were 28.4% in Stub Year 1999 compared to 21.6% in the first seven months of Fiscal 1999. The increase in gross trade profit as a percentage of trade sales was due to the favorable effect of increased factory utilization and the full benefit of cost reduction actions undertaken in Fiscal 1999, offset by lower average selling prices. Average selling prices for Stub Year 1999 were lower than the first seven months of Fiscal 1999, despite higher average selling prices in the second half of Stub Year 1999 over the first half of Stub Year 1999, particularly for Discrete and Logic products.

     Contract manufacturing gross profit increased 307.8% to $20.8 million in Stub Year 1999 compared to $5.1 million in the first seven months of Fiscal 1999. The increase in contract manufacturing gross profit is due to incremental business with Samsung Electronics as a result of the acquisition of the power device business and greater demand from National Semiconductor reflective of improved market conditions. Contract manufacturing gross profit for the first seven months of Fiscal 1999 included $13.0 million of fixed cost reimbursement under our manufacturing agreements with National Semiconductor.

     Research and Development. R&D was $35.0 million, or 4.9% of trade sales, in Stub Year 1999, compared to $21.3 million, or 6.6% of trade sales, in the first seven months of Fiscal 1999. The increase in R&D expenses is driven by the dedicated R&D costs incurred by the power device business in Stub Year 1999 which we did not incur in the first seven months of Fiscal 1999. R&D efforts are focused on our growth products (Analog, DMOS power and CMOS logic). R&D expenditures for these growth products were 5.7% and 9.0% of trade sales in Stub Year 1999 and the first seven months of Fiscal 1999, respectively. R&D expenditures for our mature products (Bipolar Logic, Bipolar Discretes and EPROM) were less than 1% of trade sales for both Stub Year 1999 and the first seven months of Fiscal 1999. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively smaller R&D requirements of the power device business as a percentage of sales.

     Selling, General and Administrative. SG&A expenses were $117.4 million, or 16.4% of trade sales, in Stub Year 1999, compared to $52.9 million, or 16.4% of trade sales, in the first seven months of Fiscal 1999. SG&A expenses for Stub Year 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $109.1 million, or 15.3% of trade sales, in Stub Year 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of the incremental SG&A expenses of the power device business which we did not incur in the first seven months of Fiscal 1999, including amortization of acquisition-related intangibles, and increased selling expenses for the pre-existing business due to higher sales volume.

     Restructuring. We incurred a pre-tax restructuring charge of approximately $4.5 million in the first seven months of Fiscal 1999. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions, then representing approximately 10% of our payroll.

     Interest Expense. Interest expense was $56.5 million in Stub Year 1999, compared to $34.3 million in the first seven months of Fiscal 1999. Interest expense in Stub Year 1999 includes an unusual charge of $7.2 million for the write-off of deferred financing fees associated with debt retired with the proceeds from the initial public offering. Excluding this charge, interest expense was $49.3 million in Stub Year 1999. The increase, excluding the unusual charges, is principally the result of indebtedness incurred to finance the power device business acquisition, which occurred in the fourth quarter of Fiscal 1999.

     Interest Income. Interest income was $0.3 million for Stub Year 1999 compared to $0.1 million for the first seven months of Fiscal 1999. This was due to higher average cash balances in Stub Year 1999 compared to the first seven months of Fiscal 1999.

     Income Taxes. Income tax expense (benefit) was $5.0 million for Stub Year 1999, compared to a tax benefit of $7.6 million in the first seven months of Fiscal 1999. The effective tax rates for Stub Year 1999 and the first seven months of Fiscal 1999 on book pre-tax income were 19.0% and 19.9%, respectively. In Stub Year 1999, the current tax provision is based on income generated from our foreign operations, excluding Korea where we benefit from a tax holiday. The decrease in deferred tax benefits is due to profits earned in Stub Year 1999 and our limited ability to recognize the future benefit of U.S. net operating loss carryforwards. In addition, deferred tax expense was booked in Korea to account for future book deductions in excess of future tax deductions arising beyond the tax holiday period.

     Comparative financial information for our reportable segments is as follows:

     Analog and Mixed Signal Products Group. We formed the Analog and Mixed Signal Products Group upon completion of the acquisition of Raytheon. This division has expanded due to the inclusion of the analog products of the power device business. Analog revenues increased 334.2% to $177.6 million in Stub Year 1999 from $40.9 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the analog revenues of the power device business, which is not included in the first seven months of Fiscal 1999. Normalized to exclude power device products, Analog revenues were $47.0 million in Stub Year 1999, an increase of 14.9% from the first seven months of Fiscal 1999. The increase is due to improved business conditions and new product revenues, which more than offset revenue decreases in mature products.

     Analog had operating income of $19.6 million in Stub Year 1999 as compared to a loss of $6.7 million in the first seven months of Fiscal 1999. Excluding analog power device products, Analog had an operating loss of $12.4 million in Stub Year 1999. The increase in Analog's operating loss (excluding analog power device products) was due to an unfavorable sales mix and increased valuation reserves in anticipation of the closure of the Mountain View, California wafer fab, which occurred in the latter part of Stub Year 1999.

     Discrete Products Group. In Stub Year 1999, Discrete expanded due to the inclusion of the discrete products of the power device business. Discrete revenues increased 229.8% to $316.9 million in Stub Year 1999, compared to $96.1 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the discrete revenues of the power device business which are not included in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete revenues increased 54.6% to $148.6 million in Stub Year 1999 from the first seven months of Fiscal 1999. The increase was across all product lines. DMOS products increased 81.9% over the first seven months of Fiscal 1999. Revenues for mature Bipolar products grew 13.7% in Stub Year 1999 over the first seven months of Fiscal 1999.

     Discrete had operating income of $24.6 million in Stub Year 1999 as compared to $5.3 million in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete had operating income of $13.3 million in Stub Year 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to improved factory utilization and higher average selling prices.

     Interface and Logic Products Group. Interface and Logic revenues increased 27.9% to $184.0 million in Stub Year 1999, compared to $144.0 million in the first seven months of Fiscal 1999. Revenues for interface products grew 224.4% in Stub Year 1999 over the first seven months of Fiscal 1999, due to success of new product introductions. Logic products revenues increased 22.8% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in logic products revenues was across all product lines. CMOS revenues grew 34.6%, while Bipolar revenues grew 2.5% in Stub Year 1999 over the first seven months of Fiscal 1999.

     Logic had operating income of $20.9 million in Stub Year 1999, compared to $6.3 million in the first seven months of Fiscal 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved factory utilization.

YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

     Results of Operations. We incurred a net loss of $114.1 million in Fiscal 1999, compared to net income of $20.6 million in Fiscal 1998. The net loss in Fiscal 1999 includes pre-tax charges totaling $75.9 million for in-process research and development ($34.0 million) and the write-off of deferred financing fees in connection with a refinancing of our senior credit facilities ($5.2 million) as part of the acquisition of the power device business of Samsung Electronics in April 1999, and restructuring and related charges totaling $36.7 million. The Fiscal 1999 restructuring charges pertain to a workforce reduction undertaken in the first quarter ($4.5 million), the transfer of Analog assembly and test operations in the third quarter ($2.7 million), the closure of the Mountain View facility ($10.0 million) recorded in the fourth quarter and the restructuring of the Memory business ($19.5 million), also in the fourth quarter. The charge for the Memory restructuring includes $5.5 million and $9.9 million recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring. Net income in Fiscal 1998 includes pre-tax charges of $15.5 million for in-process research and development associated with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle. Excluding unusual charges, net of tax effect, and amortization of acquisition-related intangibles of $8.4 million and $1.4 million in Fiscal 1999 and Fiscal 1998, respectively, we incurred a net loss of $33.4 million in Fiscal 1999, compared to net income of $33.5 million in Fiscal 1998. The decrease is due primarily to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

     We incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. Excluding unusual charges and depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, EBITDA was $127.0 million in Fiscal 1999, compared to $187.4 million in Fiscal 1998.

     Revenues. Our revenues consist of trade sales to unaffiliated customers (89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively) and contract manufacturing services to National

Semiconductor (11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively). Trade sales increased 2.9% to $654.1 million in Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the power device business since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

     Geographically, 33%, 17% and 50% of our trade sales in Fiscal 1999 were generated in the United States, Europe and Asia, respectively, compared to 38%, 21% and 41%, respectively, in Fiscal 1998. Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in the United States decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one-time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the power device business. Excluding the power device business, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998.

     Contract manufacturing revenues decreased 47.2% to $81.0 million in Fiscal 1999, compared to $153.4 million in Fiscal 1998. Contract manufacturing revenues in Fiscal 1999 include $18.7 million of billings under the guaranteed annual revenue and fixed cost recovery provisions of the manufacturing agreements with National Semiconductor. The decrease was due to reduced demand from National Semiconductor.

     Gross Profit. Gross profit decreased 33.9% to $152.3 million in Fiscal 1999 from $230.5 million in Fiscal 1998. Gross trade profit in Fiscal 1999 was negatively impacted by one-time charges of $15.4 million for additional sales and inventory reserves as a result of the Memory restructuring action. Excluding one-time charges, gross profit decreased 27.2% to $167.7 million in Fiscal 1999. Gross profit includes $16.6 million and $36.3 million in Fiscal 1999 and Fiscal 1998, respectively, attributable to contract manufacturing services provided to National Semiconductor. As a percentage of trade sales, gross trade profit, which excludes contract manufacturing, was 20.7% in Fiscal 1999 compared to 30.5% in Fiscal 1998. Excluding one-time charges, gross trade profit as a percentage of trade sales was 22.9% in Fiscal 1999. The decrease in gross trade profits as a percentage of sales in Fiscal 1999 from Fiscal 1998 was due to lower average trade selling prices and the negative effects of significantly decreased demand from National Semiconductor.

     Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. As a percentage of contract manufacturing revenue, contract manufacturing gross profit was 20.5% in Fiscal 1999, compared to 23.7% in Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable sales mix toward ABiC wafers produced in our six-inch fab in South Portland, Maine.

     Research and Development. R&D expenses were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998. R&D efforts are focused on our growth products (CMOS logic, DMOS, Analog and the power device business products). In Fiscal 1999, R&D expenditures were 7.7% of trade sales for these growth products, and 3.0% of trade sales for all other products. In Fiscal 1998, R&D expenditures were 8.7% and 2.7% for growth and all other products, respectively. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

     Selling, General and Administrative. SG&A expenses were $105.1 million, or 16.1% of trade sales in Fiscal 1999, compared to $92.0 million or 14.5% of trade sales in Fiscal 1998. The increase in SG&A expenses is due to the addition of the SG&A expenses of the power device business, a full year of Analog SG&A expenses in Fiscal 1999, as compared to five months of Analog SG&A expenses recorded in Fiscal 1998, and amortization of acquisition-related intangibles, including a full year of amortization of intangibles related to the Raytheon acquisition in Fiscal 1999 as compared to five months in Fiscal 1998.

     Restructuring. Fiscal 1999 included restructuring charges of $21.3 million, as we took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $4.1 million for actions to improve the profitability of the Memory Products Group. These actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at our facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, we took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

     In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $10.0 million for the closure of our Mountain View facility, which supports the Analog Products Group. We are transferring Analog wafer fabrication activities to our facility in South Portland, Maine. As a result of this transfer, we expect a substantial reduction in Analog wafer costs and improved gross profit. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, we sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of Mountain View with respect to the buyer's application to increase the building density on the site. We view the holdback as a contingent gain, and as such did not record this amount in the Statement of Operations. We expect, however, that a favorable ruling will be granted which will enable us to record a one-time gain from receipt of the holdback in a subsequent period. In the third quarter of Fiscal 1999, we took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to our facility in Penang, Malaysia and various third- party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

     In the first quarter of Fiscal 1999, we took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of our payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in our Mountain View and Salt Lake City facilities.

     Interest Expense. Interest expense was $72.3 million in Fiscal 1999, compared to $56.5 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

     Interest Income. Interest income was $0.5 million in Fiscal 1999, compared to $2.0 million in Fiscal 1998. The decrease is due to lower average cash balances in Fiscal 1999 compared to Fiscal 1998.

     Income Taxes. Income tax expense (benefit) was a benefit of $(5.1) million in Fiscal 1999, compared to income tax expense of $10.7 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.3%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to our inability to carry back our Fiscal 1999 operating loss due to the short time we have operated as a stand-alone entity and a tax holiday for income generated by our Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea Semiconductor Ltd. has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

     Comparative financial information for our reportable segments is as follows:

     Analog and Mixed Signal Products Group. Analog revenues increased 149.3% to $99.7 million in Fiscal 1999 from $40.0 million in Fiscal 1998. Fiscal 1999 includes the analog revenues of the power device business since the date of acquisition. Fiscal 1998 includes revenues of Analog from the acquisition date of Raytheon. Normalized to exclude power device products and the non-comparable period of Analog sales in Fiscal 1999, Analog revenues were $29.4 million in Fiscal 1999, a decrease of 26.5% from Fiscal 1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

     Analog generated an operating loss of $4.5 million in Fiscal 1999 excluding restructuring charges, compared to operating income of $1.1 million in Fiscal 1998. Excluding the effect of the power device business and normalized for the non-comparable period of Analog operating results in Fiscal 1999, Analog generated an operating loss of $15.3 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

     Discrete Products Group. Discrete revenues increased 19.0% to $222.8 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. Fiscal 1999 includes the discrete revenues of the power device business since the date of acquisition. Excluding discrete power device products, Discrete revenues decreased 3.7% in Fiscal 1999 from Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

     Discrete generated operating income of $16.8 million in Fiscal 1999, compared to operating income of $35.6 million in Fiscal 1998. Excluding the effect of the power device business, Discrete generated operating income of $14.6 million in Fiscal 1999. The decrease was due primarily to lower gross profit as a result of unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

     Interface and Logic Products Group. Price competition was particularly intense in Interface and Logic in Fiscal 1999. Interface and Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. Revenues for interface products grew 573% in Fiscal 1999 over Fiscal 1998, due to success of new product introductions. This increase was more than offset by a 14.4% decrease in logic products revenues. The decrease in logic products revenues is primarily attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998. CMOS revenues decreased 2.9% in Fiscal 1999 over Fiscal 1998. Overall, new product revenues doubled in Fiscal 1999 over Fiscal 1998.

     Interface and Logic generated operating income of $18.8 million in Fiscal 1999, compared to $43.1 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Acquisition of the Power Device Business. In connection with the acquisition of the power device business we allocated $34.0 million of the purchase price to in-process research and development projects in Fiscal 1999. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Our management assessed and allocated values to the in-process research and development. The value assigned to these assets was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the power device business' next generation products. A discussion of the most significant projects follows.

     Smart Power Switch ("SPS"). This product line combines a Power Discrete MOSFET and an analog IC in a single package to provide customers with low cost, high functionality, high reliability and high productivity solutions. These products are used in power chargers, and power supplies for PCs, TVs, VCRs and monitors. Research and development is focused on cost reduction and further reliability improvement of existing products. Long-term research and development is focused on proprietary chip-on-chip assembly technology as well as developing a one-chip solution.

     Motor IC. This product line specializes in IC products that control various motor drives. These products are used for driving motors in automotive, camera, CD-ROM, CD player, floppy disk drive, hard disk drive and video recorder applications. Current research and development is focused on adding more channels as well as adding more intelligence/functionality onto the IC chips.

     Integrated Gate Bipolar Transistor ("IGBT"). This product line uses a proprietary silicon bonding process to fabricate devices for very high voltage applications. Industrial segment applications include power supplies, welding machines, robotics, ignition controls and battery chargers. Consumer segment applications include lighting ballasts, camera strobes, induction heaters, microwave ovens and washing machines. Research and development is focused on developing IGBTs that will work with products that operate at higher frequency ranges as well as higher voltages and higher currents.

     The fair values assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which were estimated to be $4.7 million at the time of acquisition, were expected to be spent evenly for the remainder of their respective development cycles.

                                                          FAIR     MAN-MONTHS
PRODUCT (IN MILLIONS)                                     VALUE    TO COMPLETE
---------------------                                     -----    -----------
Smart Power Switch......................................  $13.9         57
Motor IC................................................    8.2        131
IGBT....................................................    6.5         25
All Others..............................................    5.4        147
                                                          -----        ---
          Total.........................................  $34.0        360
                                                          =====        ===

     The material risks associated with the successful completion of the in-process technology are associated with the power device business' ability to successfully finish the creation of viable prototypes and successful design of the chips and masks required. We expect to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The initial benefit received from the significant in-process technologies occurred during the second half of calendar year 1999.

     The methodology used to assign value to purchased in-process research and development was the income approach, which included an analysis of the markets, cash flows and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included revenue and operating margin projections and determination of the applicable discount rate. The forecast for the in-process project related products relied on sales projections that were based on targeted market share and pricing estimates over the expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues were expected to exceed $200.0 million by 2003. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenue and were consistent with historical results.

     The forecasts used by us in valuing in-process research and development were based upon assumptions we believe to be reasonable but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. Our assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

     The discount rate selected for power device business' in-process technology was 20%. This discount rate is greater than our weighted average cost of capital (approximately 15% at the date of acquisition of the power device business) and reflects the risk premium associated with achieving the forecasted cash flows associated with these projects. These risks include the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and the uncertainty of technological advances that are unknown at this time.

     As of December 31, 2000, revenues recognized from these product families were not lower than the forecasted revenues used in the calculation of the in-process research and development value.

     Acquisition of Raytheon. In connection with the acquisition of Raytheon, we allocated $15.5 million of the purchase price to in-process research and development projects in Fiscal 1998. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Our management assessed and allocated values to the in-process research and development. The values assigned to each purchased R&D project were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the related products. The products associated with these projects include a broad range of semiconductor products used in power management and video integrated circuits, including personal computers, broadcast video and data communications. The projects identified can be categorized in the analog or video product families.

     Analog Family. This family's strategy focuses on (i) a higher integration of ground fault interruptor chips and (ii) power for desktop personal computers, notebook personal computers and cellular telephones. As of the acquisition date, the remaining efforts for the projects to be completed included starting and completing the beta testing phase of the development process, with a total remaining cost to complete the testing of approximately $2.5 million and anticipated release dates by the end of fiscal 1998.

     Video Family. This family's in-process research and development was identified in the following projects: (i) decoders and genlocks; (ii) digital video encoders; and (iii) personal computer to television plug-n-play converters. The remaining efforts for the projects to be completed included the completion of the beta-testing phase of the development process for each project. As of the acquisition date, remaining costs to complete were estimated to be approximately $1.0 million for anticipated release dates by the end of fiscal 1998.

     Decoders and Genlocks. These adaptive, combination based video decoders are optimized for the video professional, allowing flexibility in system performance while utilizing a common design approach. The genlocking analog to digital converter is a companion product for both the new product decoders and encoders. The products include analog, high-performance encoders which are in the beta testing phase of development; a digital design, improved decoder for personal computer and television applications which is in the alpha testing phase of development; an improved genlocking digitizer which is in the design phase of development; and an analog, genlocking decoder which is in the concept phase of development.

     Digital Video Encoders. The in-process product in this category is a digital design video data processor, which is in the concept phase of development.

     Personal Computer to Television Plug-N-Play Converter. The in-process product in this category is an analog personal computer to television plug-n-play converter, which is in the beta testing stage of development. This product will be the next generation of the current offering with many enhancements.

     The material risks associated with the successful completion of the in-process technology include our ability to successfully finish the creation of viable prototypes, design the chips and masks required and achieve a high degree of market acceptance of these new products. As of the acquisition date, we expected to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users.

     The methodology used to assign value to purchased in-process research and development projects was the income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues from these products were expected to exceed $150.0 million by fiscal 2002. Revenues were expected to peak in fiscal 2001 and decline thereafter as other new products and technologies were expected to enter the market. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenues and were consistent with historical results. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of our 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than our weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation.

     As of December 31, 2000, total actual revenues in the analog and video families associated with the in-process R&D projects were approximately 60% of total expected revenues, impacting both analog and video products. The revenue shortfall in the analog family and the associated reduction in expected cash flows was driven by lower demand from personal computer customers. The revenue and cash flow shortfall in the video family was driven by unfavorable market conditions which existed during fiscal 1999 from which we were not able to recover. The weaker cash flows from these projects has not had, nor is expected to have, any material adverse impact on our results of operations or our financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

     We have a borrowing capacity of $300.0 million on a revolving basis for working capital and general corporate purposes, including acquisitions, under our senior credit facility. At December 31, 2000, we had drawn approximately $120.2 million under our senior credit facility.

     Our senior credit facility, the indenture governing the 10 1/8% Senior Subordinated Notes and the indenture governing the 10 3/8% Senior Subordinated Notes do, and other debt instruments we may enter into in the future may, impose various restrictions and covenants on us which could potentially limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales and limitations on incurring indebtedness, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. The senior credit facility also limits our ability to modify our certificate of incorporation, bylaws, stockholder agreements, voting trusts or similar arrangements. In addition, the senior credit facility, the indenture governing the 10 1/8% Senior Subordinated Notes and the indenture governing the 10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of our subsidiaries to pay dividends or make advances to us. However, our subsidiaries are permitted without material restrictions under our debt instruments to pay dividends or make advances to us. We believe that those funds permitted to be transferred to us, together with existing cash, will be sufficient to meet our cash obligations. We expect that our existing cash and available funds from our senior credit facility and funds generated from operations, will be sufficient to meet our anticipated operating requirements and to fund our research and development and capital expenditures for the next twelve months. We had capital expenditures of approximately $301.9 million in 2000, primarily to expand capacity at all of our major manufacturing fabs and assembly and test centers. Additional borrowing or equity investment may be required to fund future acquisitions.

     On January 25, 2000, we completed a follow-on public offering of 23,500,000 shares of our Class A Common Stock at a price of $33.4375 per share. In addition, we sold 1,410,000 shares and 2,115,000 shares were sold by an existing stockholder pursuant to the underwriter's overallotment option. The underwriting discount was $1.50 per share. The 23,500,000 shares included 6,140,880 newly issued shares and 17,359,120 shares sold by existing stockholders, including all remaining shares owned by National Semiconductor, our former parent. We did not receive any proceeds from shares sold by existing stockholders. Our net proceeds after the underwriting discount and other related expenses were approximately $240.0 million.

     On June 6, 2000, we refinanced our senior credit facility, converting approximately $117.8 million of outstanding senior term debt into a new revolving credit line with total borrowing capacity of $300.0 million. Borrowings under the new credit agreement accrue interest based on either the bank's rate or the Eurodollar rate, at our option. The interest rate at December 31, 2000 was 7.8%. Borrowings under the agreement are secured by a pledge of common stock of Fairchild Semiconductor Corporation and certain of its subsidiaries. The maturity date of the senior credit facility is June 6, 2004.

     As of December 31, 2000, our cash and cash equivalents balance was $401.8 million, an increase of $263.1 million from December 26, 1999.

     During Calendar 2000, our operations provided $381.1 million in cash compared to $172.4 million of cash in Calendar 1999. The increase in cash provided by operating activities primarily reflects the increase in net income in Calendar 2000 compared to Calendar 1999. Cash used in investing activities during Calendar 2000 totaled $346.7 million, compared to $483.9 million in Calendar 1999. The decrease in cash used in investing activities is a result of an increase in capital expenditures, offset by a decrease in cash used for acquisitions. Cash provided by financing activities of $228.7 million for Calendar 2000 was primarily from the issuance of common stock in our secondary offering in January 2000. Cash provided by financing activities of $447.0 million in Calendar 1999 was due primarily to proceeds from the initial public offering of our common stock, issuance of 10 1/8% Senior Subordinated Notes and refinancing of our revolving credit facility, offset by repayment of long-term debt.

LIQUIDITY AND CAPITAL RESOURCES OF FAIRCHILD INTERNATIONAL, EXCLUDING OUR SUBSIDIARIES

     Fairchild International is a holding company, the principal asset of which is the stock of its subsidiary, Fairchild Semiconductor Corporation. Fairchild International on a stand-alone basis had no cash flow from operations in Stub Year 1999, nor in the first seven months of Fiscal 1999. Fairchild International on a stand-alone basis has no cash requirements for the next twelve months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, we utilize derivative financial instruments. We do not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on our financial position at December 31, 2000. Actual results may differ materially.

     We use currency forward and concentration option contracts to hedge firm commitments and currency option contracts to hedge anticipated transactions. Beginning in 2001, similar instruments will be used to hedge a portion of our forecasted foreign exchange denominated revenues. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to us. A majority of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, we do conduct these activities by way of transactions denominated in other currencies, primarily the Korean won, Malaysian ringgit, Philippine peso, Japanese yen, British pound, and the Euro. Exposures in the Korean won are minimal as won denominated revenues and costs generally offset one another. To protect against reductions in value and the volatility of future cash flows caused by changes in other foreign exchange rates, we have established hedging programs. We utilize currency forward contracts and currency option contracts in these hedging programs. Our hedging programs reduce, but do not always entirely eliminate, the short-term impact of foreign currency exchange rate movements. For example, during the twelve months ended December 31, 2000, an adverse change in any one exchange rate (defined as 20%) over the course of the year would have resulted in an adverse impact on income before taxes of less than $5.0 million.

     We have no interest rate exposure due to rate changes for the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes. However, we do have interest rate exposure with respect to the $120.2 million outstanding balance of the revolving credit facility due to its variable LIBOR pricing. For example, a 50 basis point increase in interest rates would result in increased annual interest expense of $1.5 million. From time to time, we may enter into interest rate swaps or interest rate caps, primarily to reduce its interest rate exposure. As of December 31, 2000, we had no such instruments in place.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     During the first quarter of 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities -- An Amendment of FASB Statement No. 133." SFAS 133 requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a qualifying hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the underlying assets or liabilities through earnings or recognized in Accumulated Other Comprehensive Income until the underlying hedge is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings. We currently only participate in hedge transactions of assets, liabilities and firm commitments, and plan additionally to hedge a portion of 2001 forecasted transactions. The adoption of this Statement did not have a material impact on the financial statements as the gains and losses on the hedge transactions offset the losses and gains on the underlying item being hedged.

                               INDUSTRY OVERVIEW

     Semiconductors are the critical components used to create an increasing variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. As performance has increased and size and cost have decreased, semiconductors have expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have demanded systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor content as a percentage of the system costs of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia region.

     Historically, changes in production capacity in the semiconductor industry and, to a lesser extent, demand for electronic systems have resulted in pronounced fluctuations in prices and margins. However, we believe that the following industry trends that have developed historically may limit, in the long term, the severity of future cyclical variations: the development of new semiconductor applications, the increased semiconductor content as a percentage of total system cost, the trend towards consolidation in the industry, more moderate capital spending on production capacity and the increased customer use of just-in-time supply systems.

     Additionally, these trends have helped build demand for multi-market companies that can provide a wide range of building block semiconductors as a single-source supplier. Utilizing a single supplier with a sufficiently broad product portfolio contributes to a manufacturer's overall cost reduction, and helps to simplify the production of electronic products and systems.

     Since 1990, the semiconductor market has expanded at a compounded annual growth rate of approximately 15.0%, primarily as a result of two factors. The first is the rapidly expanding end-user demand for faster, smaller and more efficient electronic devices, with a greater range of functionality and reliability, at lower costs. The second is the increasing value of semiconductors as a percentage of the cost of electronic systems. According to Worldwide Semiconductor Trade Statistics, the worldwide semiconductor total available market increased to $204.4 billion in 2000 from $149.4 billion in 1999.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market in each of the three product functions of the semiconductor industry:

                                                     WORLDWIDE SEMICONDUCTOR TOTAL AVAILABLE MARKET(1)
                           ------------------------------------------------------------------------------------------------------
                           1990    1991    1992    1993     1994     1995     1996     1997     1998     1999     2000    CAGR(2)
                           -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ------   -------
                                                                   (DOLLARS IN BILLIONS)
Micro components.........  $ 9.2   $11.4   $13.9   $19.1   $ 23.8   $ 33.4   $ 39.8   $ 47.8   $ 47.3   $ 51.7   $ 61.6    20.9%
                           -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ------
Memory:
  Volatile...............    8.7     9.1    11.4    16.4     27.2     46.9     29.9     23.6     17.9     25.4     35.4    15.1
  Non-volatile...........    3.1     3.1     3.4     4.8      5.3      6.6      6.1      5.7      5.1      6.9     13.9    16.2
                           -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ------
        Total memory.....   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0     32.3     49.3    15.4
                           -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ------
Moving/Shaping...........   29.6    31.0    31.1    37.0     45.6     57.5     56.1     60.1     55.3     65.4     93.5    12.2
                           -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ------
        Total............  $50.5   $54.6   $59.9   $77.3   $101.9   $144.4   $132.0   $137.2   $125.6   $149.4   $204.4    15.0
                           =====   =====   =====   =====   ======   ======   ======   ======   ======   ======   ======

---------------
(1) According to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Compounded annual growth rate. Represents the compounded annual growth rate for the semiconductor industry since 1990.

     The semiconductor industry can be divided into three product functions: microcomponents, memory, and moving and shaping. Microcomponents include microprocessors and microcontrollers that process data according to instruction sets embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory includes two types of memory devices, volatile and non-volatile, that store data and instructions. Volatile memory devices, which need continual application of electricity to retain data, can be segmented into DRAM (dynamic random access memory), SRAM (static random access memory) and VRAM (video random access memory). Non-volatile devices, which retain data after power to the device has been shut off, can be segmented into ROM (read-only memory), EPROM, EEPROM and FLASH (memories that enable high speed electrical reprogramming). Moving and shaping includes the moving of commands and the shaping of signals to enable electronic devices to perform intended functions, including moving information into memory or from one sub-system to another, or allowing microprocessors to process data.

     Semiconductors are either analog/mixed signal devices, where electronic signals are not viewed as "one" and "zero," or digital devices, such as logic devices, that do rely on ones and zeroes to control the operation of electronic systems. Semiconductors may also be classified as either standard components or application-specific components. Multi-market standard components are used by a large group of systems designers for a broad range of applications, while application-specific components are designed to perform specific functions in specific applications.

FAIRCHILD MARKETS

     The following table sets forth information with respect to worldwide semiconductor sales by product family and process technology in which we participate:

                                                  WORLDWIDE SEMICONDUCTOR SALES(1)
                         ----------------------------------------------------------------------------------
                         1990   1991   1992   1993    1994    1995    1996    1997    1998    1999    2000
                         ----   ----   ----   -----   -----   -----   -----   -----   -----   -----   -----
                                                       (DOLLARS IN BILLIONS)
MOVING & SHAPING:
ANALOG
  Standard Linear(2)...  $3.0   $3.0   $3.1   $ 3.8   $ 4.7   $ 5.7   $ 5.5   $ 6.2   $ 5.7   $ 7.2   $11.4
  Mixed Signal.........   4.8    5.3    5.6     6.9     8.9    10.9    11.5    13.6    13.3    14.9    19.1
                         ----   ----   ----   -----   -----   -----   -----   -----   -----   -----   -----
          Total........  $7.8   $8.3   $8.7   $10.7   $13.6   $16.6   $17.0   $19.8   $19.0   $22.1   $30.5
                         ====   ====   ====   =====   =====   =====   =====   =====   =====   =====   =====
DISCRETE
  DMOS Power...........  $0.6   $0.7   $0.8   $ 1.1   $ 1.4   $ 2.1   $ 2.2   $ 2.2   $ 2.0   $ 2.5   $ 3.5
  Bipolar..............   4.2    4.2    4.1     4.6     5.5     7.1     6.2     6.1     5.3     6.3     8.7
  IGBT.................    --     --     --      --      --     0.5     0.6     0.6     0.7     0.6     0.8
                         ----   ----   ----   -----   -----   -----   -----   -----   -----   -----   -----
          Total........  $4.8   $4.9   $4.9   $ 5.7   $ 6.9   $ 9.7   $ 9.0   $ 8.9   $ 8.0   $ 9.4   $13.0
                         ====   ====   ====   =====   =====   =====   =====   =====   =====   =====   =====
LOGIC
  Bipolar..............  $1.5   $1.4   $1.3   $ 1.5   $ 1.3   $ 1.3   $ 0.9   $ 0.9   $ 0.6   $ 0.6   $ 0.6
  CMOS/BiCMOS..........   1.1    1.1    1.0     1.4     1.8     2.3     2.1     2.4     1.9     2.2     2.9
                         ----   ----   ----   -----   -----   -----   -----   -----   -----   -----   -----
          Total........  $2.6   $2.5   $2.3   $ 2.9   $ 3.1   $ 3.6   $ 3.0   $ 3.3   $ 2.5   $ 2.8   $ 3.5
                         ====   ====   ====   =====   =====   =====   =====   =====   =====   =====   =====
OPTOELECTRONICS(4).....  $1.4   $1.6   $1.6   $ 1.8   $ 2.2   $ 2.9   $ 2.8   $ 3.0   $ 3.0   $ 3.4   $ 5.0
                         ====   ====   ====   =====   =====   =====   =====   =====   =====   =====   =====
MEMORY:
NON-VOLATILE MEMORY
  EPROM................  $1.6   $1.4   $1.2   $ 1.3   $ 1.4   $ 1.4   $ 1.1   $ 0.7   $ 0.5   $ 0.5   $ 0.6
  EEPROM(3)............    --    0.7    0.9     1.9     1.1     1.3     1.1     1.2     1.1     1.0     1.4
                         ----   ----   ----   -----   -----   -----   -----   -----   -----   -----   -----
          Total........  $1.6   $2.1   $2.1   $ 3.2   $ 2.5   $ 2.7   $ 2.2   $ 1.9   $ 1.6   $ 1.5   $ 2.0
                         ====   ====   ====   =====   =====   =====   =====   =====   =====   =====   =====

---------------
(1) All data are according to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) The sales information for Standard Linear includes Interface.

(3) According to Worldwide Semiconductor Trade Statistics. Includes sales of EEPROM and other revenues, such as those from LIFO and FIFO products.

(4) Optoelectronics includes optocouplers, LED lamps and displays, infrared products and other optoelectronics.

MOVING AND SHAPING MARKETS

     Analog Market. Analog products are used to shape or condition electrical signals, to amplify electrical signal strength, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. The analog market is split into two major segments: Standard Linear and Mixed Signal. The Standard Linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The Mixed Signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed Signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power supply control. We compete in both the Standard Linear and Mixed Signal markets.

     Discrete Market. The discrete business, unlike logic and memory, is highly fragmented and composed of dozens of middle market suppliers. Discrete devices consist of individual diodes or transistors, whereas integrated circuits (such as memory or logic devices) combine millions of functions into a "single chip" of silicon to form a more complex circuit. Discrete products are differentiated almost entirely on the basis of performance, as opposed to on the basis of function as in the integrated circuit market. We participate in both the power and small signal discrete markets, manufacturing devices that condition power or signals for use by other devices. While small signal discrete markets have generally grown at slower, but more stable, rates than integrated circuit markets, the power discrete market has historically grown more rapidly due to the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers).

     Standard Logic Market. Logic devices are integrated circuits that control the operation of electronic systems and move data. The standard logic market is fully digital and has five major participants, of which we are one of the leaders. Standard logic products are fabricated through three primary process technologies: Bipolar, CMOS and BiCMOS. Bipolar technology is targeted for high speed applications while CMOS technology allows the manufacturer to create a denser chip, consuming less power and generating less heat. BiCMOS is a hybrid of Bipolar and CMOS. While Bipolar semiconductors were once used extensively in large computer systems, CMOS has become the most prevalent technology, particularly for devices used in portable personal computer systems. Given the growing demand for portability, use of CMOS technology is expected to continue to expand; however, the demand for Bipolar is expected to continue as a result of its lower cost and suitability for particular applications.

     Optoelectronics Market. Optoelectronic products include a wide range of semiconductor devices which emit and sense both visible and infrared light. Visible indicators and displays are used in general illumination applications served by incandescent or fluorescent lighting products to gain power savings and longer life. Infrared emitters, detectors and sorters emit and detect infrared energy instead of visible energy and are used for sensing objects and for short distance data communication.

     Optocouplers incorporate infrared emitters and detector combinations in a single package. These products transmit signals between two electronic circuits operating at different voltage levels while maintaining electrical isolation between them.

MEMORY MARKET

     Non-Volatile Memory Market. The memory market is comprised of volatile memory devices (DRAM, SRAM and VRAM) and non-volatile memory devices (ROM, EPROM, EEPROM and FLASH). Volatile memory devices need continual application of electricity to retain data, while non-volatile memory retains data after the power to the device has been turned off. Most of the historic economic cyclicality in the semiconductor industry has been attributable to the volatile memory market.

     We produce standard EPROM and EEPROM products, but also fabricate application-specific EEPROM devices. We have standardized the application-specific nature of the EEPROM process, having designed it to perform functions in a specific application, but not be proprietary for any single customer. EEPROMs are being used extensively due to their ease of programmability. EEPROMs are somewhat isolated from FLASH products, as they serve different market needs. Reprogrammable EEPROMs are used in many products to store frequently used phone numbers (fax machines), store accumulated phone time (cellular phones) and change authorization codes (keyless security systems). EPROMs have been losing market share to FLASH products because FLASH memories are easily programmable and have higher data densities. However, there is a level of EPROM demand that is not economically served by FLASH. As a result, EPROMs are still utilized in virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines), where storage of the instruction set for the microcontrollers require less than 2Mb.

                                    BUSINESS

GENERAL

     We are one of the largest independent semiconductor companies focused solely on multi-market products. We design, develop and market analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors. Within our multi-market products portfolio, we are particularly strong in providing discrete and analog power management and interface solutions. Multi-market products are the building block components for virtually all electronic devices, from sophisticated computers and internet hardware to telecommunications equipment to household appliances. Because of their basic functionality, our products provide customers with greater design flexibility than more highly integrated products and improve the performance of more complex devices or systems. Given such characteristics, our products have a wide range of applications. Our products are sold to customers in the personal computer, industrial, telecommunications, consumer electronics and automotive markets.

     With a history dating back more than 35 years, the original Fairchild was one of the founders of the semiconductor industry. Established in 1959 as a provider of memory and logic semiconductors, the Fairchild Semiconductor business was acquired by Schlumberger Limited in 1979 and by National Semiconductor Corporation in 1987. In March 1997, as part of its recapitalization, much of the Fairchild Semiconductor business was sold to a new, independent company -- Fairchild Semiconductor Corporation. At the time of the recapitalization, Fairchild consisted of the discrete, logic and non-volatile memory businesses of National Semiconductor. On December 31, 1997, we acquired Raytheon Semiconductor, Inc., a wholly owned subsidiary of Raytheon Company, for approximately $117.0 million in cash. That business designs, manufactures and markets high-performance analog and mixed signal semiconductors for the personal computer, communications, broadcast video and industrial markets.

     On April 13, 1999, we purchased the power device business of Samsung Electronics for approximately $414.9 million, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business has developed a number of new product designs with industry leading performance characteristics, such as its recent process developments in trench technology and silicon bonding. The acquisition of the power device business not only enhanced our analog and power discrete product offerings, but also provided us with a greater market presence in South Korea. In connection with the acquisition of the power device business, the Korean government granted a ten-year tax holiday. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. During Calendar 2000, the tax holiday was extended such that the exemption amounts were increased to 75% in the eighth year and a 25% exemption was added to the eleventh year.

     On May 28, 2000, we purchased QT Optoelectronics, Inc., or QT Opto, for approximately $92.0 million. QT Opto designs, manufactures and markets LED lamps and displays, infrared components, custom optoelectronics and optocouplers and is the world's largest independent company solely focused on optoelectronics. This acquisition gives us a position in a $5.8 billion market. Revenue opportunities exist in being able to offer these products to existing Fairchild customers who were purchasing from competitors.

     On September 8, 2000, we purchased the power management business of Micro Linear Corporation for approximately $11.0 million. That business consists of analog products including offline power switches, low power battery management, video filters and bus terminators. This acquisition expands the breadth of our overall position in the power management analog business.

     On September 8, 2000, we purchased KOTA Microcircuits, Inc., or KOTA, for approximately $12.1 million. KOTA designs, manufactures and markets high-performance operational amplifiers and other standard linear products. This acquisition positions us with leading technology in the operational amplifier market, representing a $2.8 billion total available market in 2000 according to the WSTS, and expands our penetration into markets that include cellular phone, CD-ROM drives and portable applications.

     On March 16, 2001 we acquired substantially all of the assets of, and assumed certain liabilities of, Intersil Corporation's discrete power products business, which we refer to as DPP, for approximately $338.0 million in cash. DPP is a leading provider of silicon-based discrete power devices for the computer, communications, industrial, automotive, and space and defense markets.

     On January 31, 2001, we issued the notes that are the subject of the exchange offer. The net proceeds from the sale of the notes were used to fund the DPP acquisition.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications, including personal computer, industrial, telecommunications, consumer products and automotive systems. Our products are organized into four principal product groups: Analog and Mixed Signal Products, Discrete Products, Interface and Logic Products, and Other Products which include non-volatile memory, optoelectronics and contract manufacturing.

  ANALOG AND MIXED SIGNAL PRODUCTS

     We design, manufacture and market high-performance analog and mixed signal integrated circuits for the personal computer, industrial, consumer electronics and broadcast video markets. These products are manufactured using leading-edge CMOS, BiCMOS, DMOS and bipolar technologies. Analog and mixed signal products represent a significant long-term growth area of the semiconductor industry. The increasing demand to integrate high performance microprocessor-based electronics in equipment ranging from personal computers to scientific instrumentation, telecommunications and data communications networks has led analog and mixed signal semiconductor suppliers to create designs that have higher levels of integration to reduce space and power requirements and provide greater functionality, all at lower cost. We offer over 2,600 analog device products, including offerings in all of the top 100 best selling (in terms of volume) analog product types. Major competitors include Analog Devices, Linear Technology, Intersil, ON Semiconductor, Philips and Semtech.

     Analog. Analog products control continuously variable functions such as light, color, sound and power. They enable human beings to interface with the digital world. We provide analog products relating to power conversion, temperature sensing, management functions, battery chargers and motor controls. Our Smart Power Switch is a proprietary, multichip module consisting of a power management integrated circuit and a MOSFET. Smart Power Switches provide a solution for off-line power converter designs in power supplies, battery chargers, PC peripherals, and home and consumer applications. We also offer a mix of mature products, such as operational amplifiers, audio amplifiers, regulators, comparators, references and timers, ground fault interrupters and 8-bit microprocessors which continue to generate significant revenues due to their long product life cycles.

     Mixed Signal. Mixed signal products process both analog and digital information. Our mixed signal offerings include analog-to-digital converters, digital-to-analog converters and market-leading digital video encoders and decoders sold to manufacturers of high-end video equipment and set-top boxes.

     We believe our Analog product portfolio is further enhanced by a wide variety of packaging solutions that we have developed. These solutions include surface mount and tiny packages.

  DISCRETE PRODUCTS

     Discrete devices are individual diodes or transistors that perform basic signal amplification and switching functions in electronic circuits. Driving the long-term growth of discretes is the increasing importance of power management, particularly in portable applications such as pagers and notebook computers. We participate in both the power and small signal discrete markets using our DMOS and Bipolar technologies, manufacturing semiconductors that condition (or shape) power or signals for use by other devices. The acquisition of the power device business added significantly to our discrete product portfolio, with only small signal transistors overlapping with our existing portfolio. While the world market is dominated by such multinational semiconductor manufacturers as Toshiba, ON Semiconductor and Philips, a significant portion of the industry is fragmented where competition is primarily on a regional basis. Other competitors include Siliconix and International Rectifier.

     DMOS. DMOS discrete devices are used to convert, switch or otherwise shape or condition electricity. We offer a wide range of DMOS power MOSFETs designed for low and high voltage applications over a wide range of performance characteristics, power handling capabilities and package options. We are focusing on DMOS as our growth area due to the trend towards smaller and lighter products and longer battery life, as well as batteries with built-in smart functions. DMOS products are the focus of our discrete research and development expenditures. These expenditures have been directed primarily toward the development of our leading-edge Trench technology. These products are commonly found in portable computers and peripherals, portable telephones, automobiles and battery-powered devices. Our DMOS products include:

     Low Voltage MOSFET. This product line is focused on developing products in the Low Voltage DMOS area in support of the trend towards smaller and lighter products, longer battery life expectancy, as well as batteries with built-in smart functions. Research and development efforts and expenditures have been directed toward the development of our leading-edge PowerTrench(R) technology. The combination of leading-edge wafer fabrication processes and new packaging technology continues to allow our Low Voltage DMOS product families to set new standards for low resistance and high current performance in miniature surface mount power packaging. Our Low Voltage DMOS products are commonly found in portable computers and peripherals, portable telephones, automobiles and battery-powered devices.

     High Voltage MOSFET. This product line offers a wide variety of high voltage MOSFET devices designed for high voltage applications (200V to 900V) over a wide range of performance characteristics, power handling capabilities and package options. The product portfolio includes both N channel and P channel devices using proprietary HDMOS process technology. These products are commonly found in power system applications including flyback and forward converters and power factor correction in switch-mode power supplies (SMPS).

     IGBT. This product line offers very high voltage devices (600V to 1500V) in a variety of package options. Typical applications for these devices are motor control, inverters, robotics, servo controls, power supply and lamp ballast. IGBT will be a focused growth product line as more industrial applications are using this technology.

     Bipolar. We manufacture and sell a wide range of bipolar discretes, including single junction glass diodes, small signal transistors, bipolar power transistors, JFETs and Zener diodes in a wide variety of package configurations. These devices switch, amplify and otherwise shape or modify electronic signals and are found in nearly every electronic product, including computers, cellular phones, mass storage devices, televisions, radios, VCRs and camcorders.

  INTERFACE AND LOGIC PRODUCTS

     We design, develop and manufacture high-performance interface and logic devices utilizing three wafer fabrication processes: CMOS, BiCMOS and Bipolar. Within each of these production processes, we manufacture products that possess advanced performance characteristics, as well as mature products that provide high performance at low cost to customers.

     Interface Products. The significant growth in the Internet hardware and cellular base station markets has increased demand for interface products. Interface products generally connect signals from one part of a system to another part of a system. Typical interface applications include backplane driving, bus driving, clock driving and signal integrity. These applications all require high speed, high current drive and low noise attributes. These types of products are mixed signal in nature and require a high level of analog wave shaping techniques on the output structures, minimizing the number of suppliers with the capability to develop them. We believe we have developed some unique competencies and patented circuit techniques along with a broad range of process technologies which facilitate our expansion into the interface products market.

     The interface market is divided into two categories: "building block interface" and "standards-specific interface products." Current building block products include our FST and GTL product families with planned expansions into an LVDS family of products and clock driving products. Standards-specific products are normally based on industry standards which are developed by consortiums of hardware suppliers, software suppliers, end segment customers and industry experts. We are an active participant on many committees where industry standards are developed, and have product offerings in printer interface, dual inline memory module drivers and Universal Serial Bus applications. Major competitors include Texas Instruments, National Semiconductor, Maxim and Linear Technology.

     Logic Products. Since market adoption rates of new standard logic families have historically spanned several years, we continue to generate significant revenues from our mature products. Customers are typically slow to move from an older product to a newer one. Further, for any given product, standard logic customers use several different generations of logic products in their designs. As a result, typical life cycles for logic families are between 20 and 25 years.

     Since it takes new logic products an average of three to five years to reach full market acceptance, we continue to invest in new products to generate future revenue growth. In addition, many of these investments have established our logic devices as key components for the personal computer and telecommunications markets, particularly in the Internet and networking sector and cellular communications sector. Internet appliances and Internet infrastructure equipment (such as LAN and WAN switches, hubs, routers and servers) require high speed, high drive and low noise characteristics. We offer logic devices using CMOS, BiCMOS and Bipolar processes that are required to achieve these characteristics. Our ABT, LVT and ECL logic devices have all successfully penetrated the Internet hardware market. In addition, cellular communications equipment such as cellular phones, pagers and base stations and consumer set top box require low power and noise generation in very small packages. We believe our Tiny Logic(TM), VHC, LCX and FST switch technologies have established our logic products among the leading technologies addressing these requirements. Major competitors include Texas Instruments, ON Semiconductor and Philips.

  OTHER PRODUCTS

     Included within the "Other" reporting segment are non-volatile memory products and optoelectronic products.

     Non-Volatile Memory Products

     We design, manufacture and market non-volatile memory circuits, which are storage devices that retain data after power to the device has been shut off. We offer an extensive portfolio of high performance serial EEPROM and EPROM products. EPROMs are electrically programmable read-only memories. These non-volatile memory devices are used in the personal computer, industrial, telecommunications, consumer electronics and automotive systems. Major competitors include ST Microelectronics, Advanced Micro Devices, Atmel, Xicor and Microchip Technology.

     EEPROMs. EEPROMs are used primarily to store changing information in consumer products and automotive applications such as microwaves, televisions, stereos and automotive controls. Our standard EEPROM products serve each of the three serial bus interface protocols used with all industry standard microcontrollers.

     EPROMs. The ability of EPROMs to be programmed electrically by the equipment manufacturer enables them to achieve shorter time to market for new products than if they used products that must be programmed by the chip manufacturer. Today, EPROMs are primarily utilized in applications where storage of the instruction sets for microcontrollers requires less than 2Mb in density, which is virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines). The EPROM market is declining as FLASH becomes cost-effective at lower densities. As a result, we are incurring minimal research and development expenditures in this product line. We currently sell EPROMs in densities ranging from 64K to 4Mb.

     Optoelectronic Products

     Optoelectronics covers a wide range of semiconductor devices which emit and sense both visible and infrared light. Of the four major segments of the optoelectronics market we participate in three described below.

     Optocouplers. Optocouplers incorporate infrared emitter and detector combinations in a single package. These products are used to transmit signals between two electronic circuits operating at different voltage levels while maintaining electrical isolation between them. Major applications for these devices include power supplies, modems, motor controls and power modules.

     LED Lamps and Displays. General illumination applications currently served by incandescent and fluorescent lighting products are being targeted for replacement by solid state optoelectronic products to gain power savings and longer life. This product line includes stick and frame displays which are used in consumer electronics and appliances as well as T-1 and T-1 3/4 lamps that are used in consumer, industrial/instrument and signage industries.

     Infrared Products. These devices emit and detect infrared energy instead of visible energy. This product line offers a wide variety of packages including plastic emitters and detectors, metal can emitters and detectors, slotted switches and reflective switches. In addition, custom products address specific types of customer applications. Applications for infrared products include object detection (paper sensing in printers and copiers, garage door safety sensors), data transmission (remote controls in televisions, stereos, VCRs and wireless data links between computers and other electronic devices) and motor control.

SALES, MARKETING AND DISTRIBUTION

     In Calendar 2000, we derived approximately 46% of our trade sales from original equipment manufacturer customers through our regional sales organizations and 54% of our trade sales through distributors. We operate regional sales organizations in Europe, headquartered in Wooton-Bassett, England; the Americas, headquartered in San Jose, California; the Asia/Pacific region, with offices in Hong Kong; the Japan region, with offices in Tokyo; and the Korea region, with offices in Puchon, South Korea. Each of the regional sales organizations, with the exception of Korea, is supported by logistics organizations which manage independently operated free-on-board warehouses. Product orders flow to our manufacturing facilities, where products are made. Products are then shipped either directly to customers or indirectly to customers via independently operated warehouses in Singapore, the United States and the United Kingdom.

     We have dedicated direct sales organizations operating in Europe, the Americas, the Asia/Pacific region, Japan and Korea that serve our major original equipment manufacturer customers. We also have a large network of distributors and manufacturer's representatives to distribute our products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of our businesses, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our multi-market customer base. Fairchild also maintains a dedicated marketing organization, which consists of marketing organizations in each product group, including tactical and strategic marketing and applications, as well as marketing personnel located in each of the sales regions.

     Typically, distributors handle a wide variety of products, including products that compete with our products, and fill orders for many customers. Some of our sales to distributors, primarily in North America, are made under agreements allowing for market price fluctuations and/or the right of return on unsold merchandise, subject to the right terminating after the expiration of a limited time period. Virtually all distribution agreements contain a standard stock rotation provision allowing for minimum levels of inventory returns. In our experience, these inventory returns can usually be resold. Manufacturer's representatives generally do not offer products that compete directly with our products, but may carry complementary items manufactured by others. Manufacturer's representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with us and are referred to distributors for smaller orders.

RESEARCH AND DEVELOPMENT

     Our expenditures for research and development in Fiscal 1998, Fiscal 1999, Stub Year 1999 and Calendar 2000 were $35.7 million, $39.3 million, $35.0 million and $83.9 million, respectively. These expenditures represented 5.6%, 6.0%, 4.9% and 5.0% of trade sales in Fiscal 1998, Fiscal 1999, Stub Year 1999 and Calendar 2000, respectively. Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed and greater performance produced at lower cost. Infrastructure investments made in recent years will enable us to continue to achieve high volume, high reliability and low-cost production using leading edge process technology. Our research and development efforts are focused on new product development and improvements in process technology in our growth areas: CMOS logic, DMOS power discretes, analog and mixed signal products, and optoelectronic products.

     Each of our product groups maintains independent research and development organizations. We work closely with our major customers in many research and development situations in order to increase the likelihood that our products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

MANUFACTURING

     We operate nine manufacturing facilities, four of which are front-end wafer fabrication plants in the United States, South Korea and Singapore, and five of which are back-end assembly and test facilities in the United States, Malaysia, the Philippines and China. Our products are manufactured and designed using a broad range of manufacturing processes and proprietary design methods. We use all of the prevalent function-oriented process technologies for wafer fabrication, including CMOS, Bipolar, BiCMOS, DMOS and non-volatile memory technologies. We use primarily through-hole and surface mount technologies in our assembly and test operations, in lead counts from two to fifty-six leads.

     The table below sets forth information with respect to our manufacturing facilities, products and technologies.

                            MANUFACTURING FACILITIES

LOCATION                              PRODUCTS                       TECHNOLOGIES
--------                              --------                       ------------
Front-End Facilities:
  South Portland, Maine   Bipolar, CMOS and BiCMOS          4-inch fab -- 5.0/3.0 micron
                          Interface and logic products      5-inch fab -- 3.0/1.5 micron
                          Standard Linear products          6-inch fab -- 1.5/0.5 micron
                          Op Amps, Ground Fault             CMOS and BiCMOS
                          Interruptors
  Salt Lake City, Utah    EPROMs, EEPROMs, ACE and USB      6-inch fab -- 1.0/0.65 micron
                          Discrete power                    CMOS EPROM 2.0/0.8 micron
                                                            CMOS EPROM 2.0 micron DMOS
  Puchon, South Korea     Power discrete semiconductors,    4-inch fab -- 5.0/4.0 micron
                          standard analog integrated        Bipolar 5-inch fab -- 2.0/0.8
                          circuits                          micron Bipolar and DMOS
                                                            6-inch fab -- 2.0/0.8 micron
                                                            DMOS
  Singapore               Optocoupler/infrared              Infrared die fab

LOCATION                              PRODUCTS                       TECHNOLOGIES
--------                              --------                       ------------
Back-End Facilities:
  Penang, Malaysia        Bipolar, CMOS and BiCMOS          MDIP, SOIC, EIAJ, TSSOP, SSOP,
                          interface and logic products      8-56 Pins, SC-70
  Cebu, the Philippines   Power and small signal discrete   TO92, SOT-23, Super SOT,
                                                            SOT-223, TO220, TO263, DPAK,
                                                            SC-70, BGA
  Kuala Lumpur, Malaysia  Optocouplers                      SOIC, MFP
  Wuxi, China             Infrared/LED Lamps and Displays   T-1, T-1 3/4, SMD, Custom
  Loveland, Colorado      Operational Amplifiers            Hybrid

     As part of the DPP acquisition, we acquired a wafer fabrication facility in Mountaintop, Pennsylvania, which manufactures six-inch and eight-inch silicon wafers.

     We subcontract a minority of our wafer fabrication needs, primarily to Advanced Semiconductor Manufacturing Corporation of Shanghai, Chartered Semiconductor, Torex Semiconductor and New Japan Radio Corporation. In order to maximize our production capacity, some of our back-end assembly and testing operations are also subcontracted. Primary subcontractors include Carsem, Amkor, NS Electronics (Bangkok) Ltd., Korea Micro Industry, Samsung Electronics and, as a result of the DPP acquisition, ChipPAC, Inc. The power device business also subcontracts manufacturing services from Samsung Electronics. As a result of the acquisition of the power device business, these services are provided under manufacturing agreements with Samsung Electronics.

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our trade sales are made primarily pursuant to standard purchase orders that are generally booked from one to twelve months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Quantities actually purchased by customers, as well as prices, are subject to variations between booking and delivery to reflect changes in customer needs or industry conditions.

     We sell products to many key customers pursuant to contracts. Contracts are annual fixed-price agreements with customers setting forth the terms of purchase and sale of specific products. These contracts allow us to schedule production capacity in advance and allow customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement. We recognize revenue from contract manufacturing services but do not monitor backlog for these services. For these reasons, we believe that the amount of backlog at a particular date is not meaningful and is not necessarily a relevant indicator of future revenues.

SEASONALITY

     Generally, we are affected by the seasonal trends of the semiconductor and related industries. With the change of our fiscal year end we expect revenues will be higher in the second and fourth quarters, lower in the first quarter due to holidays around the world and lower in the third quarter due to the historically slow summer months. In Stub Year 1999, however, typical seasonality was offset by the effects of the recovery of the overall semiconductor market, as we recorded sequential revenue increases in each quarter. This trend continued through the third quarter of Calendar 2000. In fourth quarter of Calendar 2000, we saw significant backlog pushout and cancellations causing quarter on quarter revenue to decline.

COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, customer service, pricing, industry trends and general economic trends.

PATENTS AND TRADEMARKS

     Our corporate policy is to protect proprietary products by obtaining patents for such products when practicable. Under a technology licensing and transfer agreement with National Semiconductor entered into in connection with the recapitalization of the Fairchild Semiconductor business, we acquired approximately 150 U.S. patents and obtained perpetual, royalty-free non-exclusive licenses on approximately 250 of National Semiconductor's patents. Pursuant to an acquisition agreement with Raytheon Company, we acquired over 60 patents owned by Raytheon Semiconductor, Inc., as well as licensing rights (similar to those granted to Fairchild by National Semiconductor) for other semiconductor-related intellectual property of Raytheon Company not directly owned by Raytheon Semiconductor, Inc. Similarly, in our acquisition of the power device business, we acquired from Samsung Electronics a significant number of licenses and patents, including approximately 76 U.S. patents and over 1,000 Korean patents. We also received all relevant trademarks. Additionally, from the acquisitions of QT Optoelectronics, KOTA and the power management business of Micro Linear Corporation, we have added in excess of 50 U.S. and five foreign patents and patent applications to our intellectual property portfolio. Finally, from the DPP acquisition we obtained over 500 patents worldwide. We believe that we have the right to use all technology used in the production of our products.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at or from our manufacturing facilities; the generation, storage, treatment, transportation and disposal of hazardous materials by our company; the investigation and remediation of environmental contamination; and the release of hazardous materials into the environment at or from properties operated by our company and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes our company to the risk of liabilities and claims, regardless of fault, with respect to such matters, including personal injury claims and civil and criminal fines.

     Our facilities in South Portland, Maine, and, to a lesser extent, Salt Lake City, Utah, have ongoing remediation projects to respond to releases of hazardous materials that occurred prior to the consummation of the recapitalization. Under the Asset Purchase Agreement with National Semiconductor, as supplemented by ancillary agreements entered into in conjunction with the recapitalization, National Semiconductor has agreed to indemnify Fairchild for the cost of these projects, subject to limitations.

Based on the historical costs of these projects, we do not believe that future remediation costs will be material, even without the indemnity.

     Our previously owned Mountain View, California, facility is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, Raytheon Company retained responsibility for, and has agreed to indemnify us with respect to, remediation costs or other liabilities related to pre-acquisition contamination. The purchaser of the Mountain View, California facility received an environmental indemnity from us similar in scope to the one we received from Raytheon Company.

     Although we believe that the power device business has no significant environmental liabilities, Samsung Electronics agreed to indemnify Fairchild for environmental liabilities arising out of the power device business, including the Puchon, South Korean plant, subject to limitations.

     We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Our costs to comply with environmental regulations were immaterial in Fiscal 1998, Fiscal 1999, Stub Year 1999 and Calendar 2000. Future laws or regulations and changes in existing environmental laws or regulations, however, may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements.

EMPLOYEES

     Our worldwide workforce consisted of 11,033 full- and part-time employees as of December 31, 2000, none of whom were represented by collective bargaining agreements. Of the total number of employees, 9,413 were engaged in manufacturing, 411 were engaged in marketing and sales, 993 were engaged in corporate and product line administration and 216 were engaged in research and development. We believe that our relations with our employees are satisfactory.

     Our wholly owned Korean subsidiary, which we refer to as Fairchild Korea, sponsors a Power Device Business Labor Council consisting of seven representatives from the non-management workforce and seven members of the management workforce. The Labor Council, under Korean law, is recognized as a representative of the workforce for the purposes of consultation and cooperation only. The Labor Council therefore has no right to take a work action or to strike and is not party to any labor or collective bargaining agreements with Fairchild Korea. We believe that relations with Fairchild Korea employees and the Labor Council are satisfactory.

     As a result of the consummation of the DPP acquisition, approximately 330 of our employees are covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

     We are a defendant in a patent infringement lawsuit filed by Siliconix Incorporated in the United States District Court for the Northern District of California. The complaint filed in the suit alleges that some of our products infringe two Siliconix patents and claims an unspecified amount of damages. We intend to continue contesting these claims vigorously.

     We are a defendant in a patent infringement lawsuit filed by U.S. Philips Corporation in the United States District Court for the Southern District of New York. The complaint filed in the suit alleges that some of our products infringe one Philips patent and claims an unspecified amount of damages. We intend to continue investigating these allegations and contesting these claims vigorously.

     In addition to the above proceedings, from time to time we are involved in other legal proceedings in the ordinary course of business. We believe that there is no such ordinary course litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

                    DESCRIPTION OF THE ACQUISITION AGREEMENT

     Pursuant to the terms of an asset purchase agreement entered into on January 20, 2001, on March 16, 2001 we acquired substantially all of the assets of, and assumed certain of the liabilities of, Intersil's discrete power products business for aggregate cash consideration of approximately $338.0 million. In connection with the closing of the Acquisition, we and Intersil entered into the following agreements:

     - An intellectual property agreement under which we acquired Intersil's rights to the intellectual property assets used in DPP;

     - A transition services agreement, in which Intersil agreed to continue providing certain services that it had provided to DPP;

     - A supply agreement under which Intersil will provide to us, and we will purchase from Intersil, packaging and test services for high reliability products manufactured in Fab 8; and

     - A partial assignment and assumption of the ChipPAC agreement under which Intersil assigned to us certain of its rights under the supply agreement and a letter agreement between Intersil and ChipPAC dated as of June 30, 2000 relating to DPP, and we agreed to accept such assignment and to assume Intersil's obligations with respect to such portion of the supply agreement and the letter agreement.

     We financed the purchase price of the Acquisition as set forth under "Use of Proceeds."

THE ASSET PURCHASE AGREEMENT

     The asset purchase agreement provided for our purchase of DPP from Intersil, which included its discrete power products business and Fab 8, and the assumption of certain of the liabilities of DPP. The purchase price was $338.0 million, payable in cash, subject to adjustment upward or downward on a dollar-for-dollar basis, by the amount by which assumed liabilities on the closing date were greater than or less than $7.8 million.

     The DPP assets include:

     - the real property at Fab 8;

     - the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property located at Fab 8 or primarily used by DPP, wherever located;

     - the contracts, leases, licenses, agreements and commitments relating primarily to DPP;

     - DPP's inventory;

     - intellectual property assigned in accordance with the intellectual property agreement;

     - transferable governmental authorizations and environmental permits relating to Fab 8 or primarily relating to DPP;

     - customer and vendor lists relating to DPP, and related files and documents, and other business and financial records, files, books and documents to the extent relating to DPP;

     - all of Intersil's rights under express or implied warranties from vendors related to the conveyed assets; and

     - all goodwill related to DPP.

     We did not purchase the following assets of DPP:

     - accounts receivable, cash, cash equivalents and prepaid expenses;

     - certificates of deposit, shares of stock, securities, bonds, debentures and evidences of indebtedness to Intersil;

     - rights in any contract or arrangement representing an intercompany transaction between Intersil and any affiliate of Intersil;

     - all tax returns and all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all taxes;

     - assets not related primarily to DPP; and

     - any intellectual property not assigned under the intellectual property agreement.

     We agreed to assume some of Intersil's liabilities relating to DPP. These liabilities include:

     - specified assumed indebtedness of DPP in the amount of $4.0 million as of December 31, 2000;

     - product warranty obligations to repair, replace or provide product purchase price credit to customers and contractual obligations with distributors for price adjustments or product repurchases;

     - liabilities with respect to employees whom we employ; and

     - liabilities for commissions due to independent sales representatives with respect to orders placed prior to the closing date and for which the customer had not yet been billed.

     The agreement provides that Intersil will indemnify us for liabilities we will not assume, including pre-closing environmental liabilities. Intersil also agreed to indemnify us for breaches of its representations and warranties in the asset purchase agreement, subject (with some exceptions) to a threshold of $2.6 million and a cap of $84.5 million. Intersil's liability to indemnify us will expire at various times depending on the type of representation or warranty that may have been breached.

THE INTELLECTUAL PROPERTY AGREEMENT

     The intellectual property agreement provided for the transfer from Intersil, either by means of a sale of Intersil's intellectual property rights or the grant of a paid-up, worldwide, irrevocable, non-exclusive license of the intellectual property rights used in connection with DPP, including certain patents, patent license agreements, computer software, copyrights, databases, industrial designs, mask works, trademarks and trade secrets that constitute an important component of DPP.

     Intersil agreed to indemnify us against losses, claims, damages, liabilities, costs and expenses resulting from any claim of infringement of any intellectual property made within three years of the closing date to the extent based on the manufacture or sale of products of DPP, or the granting of any licenses to manufacture or sell products of DPP by us after the closing or by Intersil prior to the closing in an aggregate amount not to exceed $30.0 million.

THE SUPPLY AGREEMENT

     In the supply agreement, Intersil agreed to provide packaging and test and other services to us that it formerly provided to DPP for a period of three years.

     We agreed to supply on consignment to Intersil sufficient semiconductor wafers, die and packages for Intersil to perform these services.

TRANSITION SERVICES AGREEMENT

     In the transition services agreement, Intersil agreed to provide to us, and we agreed to purchase from Intersil, specified services at a level and quality substantially the same to those performed by Intersil for DPP prior to the date of the Acquisition. Intersil also agreed that, for a period of up to 12 months, employees of DPP (who have accepted an offer of employment or an offer of continuation of employment by us) who are located in office facilities of Intersil that are not being transferred to us may remain in such locations. The term of this agreement varies depending upon the specific service in question. Our costs for these services will essentially be Intersil's costs of providing them to us.

THE PARTIAL ASSIGNMENT OF THE CHIPPAC AGREEMENT

     In the partial assignment agreement, Intersil assigned to us certain of Intersil's rights relating to DPP under the supply agreement and a letter agreement between Intersil and ChipPAC, each dated as of June 30, 2000. The assigned rights essentially enable us to continue DPP on the same general terms as Intersil has conducted it under its agreements with ChipPAC.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of our company and Fairchild International that is outstanding. To the extent such summary contains descriptions of the senior credit facility, the credit agreement relating to the senior credit facility, the 10 3/8% Senior Subordinated Notes, the 10 1/8% Senior Subordinated Notes and the indentures governing them, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

SENIOR CREDIT FACILITY

     General. On June 6, 2000, we refinanced our senior credit facility, converting approximately $117.8 million of outstanding senior term indebtedness into a new revolving line of credit with total borrowing capacity of $300.0 million, including up to $10.0 million of swingline loans.

     Use of the Senior Credit Facility. The senior credit facility is available for general corporate purposes, including acquisitions.

     Guaranties; Security. Our obligations under the senior credit facility are unconditionally guarantied, jointly and severally, by Fairchild International and each of our existing and subsequently acquired or organized domestic subsidiaries. Our obligations and those of such guarantors under the senior credit facility will be secured by a pledge of all of our capital stock and the capital stock of each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. No foreign subsidiary is required to guaranty the senior credit facility. In addition, the senior credit facility is not secured by a pledge of the intercompany debt obligation of Fairchild Korea, and less than two-thirds of the capital stock of Fairchild Korea is required to be pledged to secure the senior credit facility.

     Amortization; Interest; Fees; Maturity. The senior credit facility is available until June 6, 2004, unless terminated earlier under certain circumstances. Borrowings by our company under the senior credit facility bears interest at a rate equal to, at our option, either (1) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (2) the adjusted applicable London interbank offered rate (as defined under the senior credit facility), in each case plus an applicable margin (determined by reference to the ratio of Consolidated Indebtedness to Consolidated EBITDA (as defined under the senior credit facility)). In addition, the senior credit facility is currently subject to a commitment fee of 0.30% per annum (subject to adjustment as determined by reference to the ratio of Consolidated Indebtedness to Consolidated EBITDA (as defined under the senior credit facility)) of the undrawn portion of the senior credit facility, and letter of credit fees with respect to each letter of credit outstanding under the senior credit facility equal to (1) the applicable margin over the adjusted applicable London interbank offered rate (as defined under the senior credit facility) in effect for loans under the senior credit facility and
(2) 0.25% per annum on the face amount of all outstanding letters of credit.

     Covenants and Events of Default. The credit agreement relating to the senior credit facility contains, among other things, covenants restricting our ability and our subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness and guaranties, create liens, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates or change its business or make fundamental changes, and otherwise restricts corporate actions. The senior credit facility also contains a number of financial maintenance covenants.

     The credit agreement relating to the senior credit facility also includes events of default usual for this type of senior credit facility and transaction, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the acceleration of our and the guarantors' obligations under the senior credit facility, which could materially and adversely affect you.

10 3/8% SENIOR SUBORDINATED NOTES DUE OCTOBER 1, 2007

     We are the primary obligor on $300.0 million in aggregate principal amount of 10 3/8% Senior Subordinated Notes. The 10 3/8% Senior Subordinated Notes bear interest at a rate of 10 3/8% per annum, payable semi-annually on April 1 and October 1 of each year.

     The 10 3/8% Senior Subordinated Notes are not redeemable prior to April 1, 2003, except that, until April 1, 2002, we may redeem, at our option, up to an aggregate of $105.0 million of the principal amount of the 10 3/8% Senior Subordinated Notes at the redemption price set forth in the indenture governing the 10 3/8% Senior Subordinated Notes plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined under the indenture governing the 10 3/8% Senior Subordinated Notes) if at least $195.0 million of the principal amount of the 10 3/8% Senior Subordinated Notes remains outstanding after each such redemption. On or after April 1, 2003, the 10 3/8% Senior Subordinated Notes are redeemable at our option, in whole or in part, at the redemption prices set forth in the indenture governing the 10 3/8% Senior Subordinated Notes plus accrued interest to the date of redemption.

     Upon a "Change of Control" under the indenture governing the 10 3/8% Senior Subordinated Notes and subject to certain conditions, each holder of the 10 3/8% Senior Subordinated Notes may require our company to repurchase the 10 3/8% Senior Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     The 10 3/8% Senior Subordinated Notes are unsecured senior subordinated obligations of our company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined under the indenture governing the 10 3/8% Senior Subordinated Notes) of our company. The 10 3/8% Senior Subordinated Notes rank pari passu in right of payment with all senior subordinated indebtedness of our company and senior to any other subordinated indebtedness of our company.

     The payment of principal, premium, if any, and interest on the 10 3/8% Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by Fairchild International and the subsidiary guarantors. The guaranties by Fairchild International and the subsidiary guarantors are subordinated to all existing and future Senior Indebtedness of such parties, including Fairchild International's and the subsidiary guarantors' guaranties of our obligations under the senior credit facility. Fairchild International currently conducts no business and has no significant assets other than our capital stock, all of which will be pledged to secure Fairchild International's obligations under the senior credit facility. The guaranty of Fairchild International or a subsidiary guarantor, as the case may be, may be released upon a sale of Fairchild International or a subsidiary guarantor, as the case may be, or upon repayment or defeasance of the 10 3/8% Senior Subordinated Notes in each case as permitted by the indenture governing the 10 3/8% Senior Subordinated Notes.

     The indenture governing the 10 3/8% Senior Subordinated Notes contains restrictive covenants substantially identical to those contained in the indenture governing the notes, including covenants that limit, among other things, (1) the incurrence of additional debt by our company and our subsidiaries, (2) the payment of dividends on our capital stock and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (3) investments, (4) certain transactions with affiliates, (5) sales of assets, including capital stock of subsidiaries and (6) certain consolidations, mergers and transfers of assets. The indenture governing the 10 3/8% Senior Subordinated Notes also prohibits us and our subsidiaries from entering into agreements that contain certain restrictions on distributions from subsidiaries.

10 1/8% SENIOR SUBORDINATED NOTES DUE MARCH 15, 2007

     We are the primary obligor on $300.0 million in aggregate principal amount of 10 1/8% Senior Subordinated Notes. We purchased $15.0 million principal amount of these notes in December 2000. The 10 1/8% Senior Subordinated Notes bear interest at a rate of 10 1/8% per annum, payable semi-annually on March 15 and September 15 of each year.

     We are required to redeem $150.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2006, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption, subject to our right to credit against any such redemption 10 1/8% Senior Subordinated Notes acquired by our company otherwise than through any such redemption. The 10 1/8% Senior Subordinated Notes are not otherwise redeemable prior to March 15, 2002, except that, until March 15, 2000, we could have redeemed, at our option, up to an aggregate of $105.0 million of the principal amount of the 10 1/8% Senior Subordinated Notes at the redemption price set forth in the indenture governing the 10 1/8% Senior Subordinated Notes plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined under the indenture governing the 10 1/8% Senior Subordinated Notes) if at least $150.0 million of the principal amount of the 10 1/8% Senior Subordinated Notes remains outstanding after each such redemption. On or after March 15, 2002, the 10 1/8% Senior Subordinated Notes are redeemable at our option, in whole or in part, at the redemption prices set forth in the indenture governing the 10 1/8% Senior Subordinated Notes plus accrued interest to the date of redemption.

     Upon a "Change of Control" under the indenture governing the 10 1/8% Senior Subordinated Notes and subject to certain conditions, each holder of the 10 1/8% Senior Subordinated Notes may require our company to repurchase the 10 1/8% Senior Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     The 10 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of our company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined under the indenture governing the 10 1/8% Senior Subordinated Notes) of our company. The 10 1/8% Senior Subordinated Notes rank pari passu in right of payment with all senior subordinated indebtedness of our company and senior to any other subordinated indebtedness of our company.

     The payment of principal, premium, if any, and interest on the 10 1/8% Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by Fairchild International and the subsidiary guarantors. The guaranties by Fairchild International and the subsidiary guarantors are subordinated to all existing and future Senior Indebtedness of such parties, including Fairchild International's and the subsidiary guarantors' guaranties of our obligations under the senior credit facility. Fairchild International currently conducts no business and has no significant assets other than our capital stock, all of which will be pledged to secure Fairchild International's obligations under the senior credit facility. The guaranty of Fairchild International or a subsidiary guarantor, as the case may be, may be released upon a sale of Fairchild International or a subsidiary guarantor, as the case may be, or upon repayment or defeasance of the 10 1/8% Senior Subordinated Notes in each case as permitted by the indenture governing the 10 1/8% Senior Subordinated Notes.

     The indenture governing the 10 1/8% Senior Subordinated Notes contains restrictive covenants substantially identical to those contained in the indenture governing the notes, including covenants that limit, among other things, (1) the incurrence of additional debt by our company and our subsidiaries, (2) the payment of dividends on our capital stock and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (3) investments, (4) certain transactions with affiliates, (5) sales of assets, including capital stock of subsidiaries and (6) certain consolidations, mergers and transfers of assets. The indenture governing the 10 1/8% Senior Subordinated Notes also prohibits us and our subsidiaries from entering into agreements that contain certain restrictions on distributions from subsidiaries.

                            DESCRIPTION OF THE NOTES

     The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

     - will have been registered under the Securities Act;

     - will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. The terms "note" or "notes" refer to both outstanding notes and the new notes to be issued in the exchange offer. The term "holders" of the notes, refers to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

     The following is a description of certain provisions of the notes. The following information does not purport to be a complete description of the notes and is subject to, and qualified in its entirety by, reference to the notes and the indenture. Unless otherwise specified, the following description applies to all of the notes.

GENERAL

     We issued the outstanding notes and will issue the new notes under an indenture with United States Trust Company of New York, as trustee (the "Trustee"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     Certain terms used in this description are defined under the caption
"-- Certain Definitions." In this description, the word "Company" refers only to Fairchild Semiconductor Corporation and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the indenture and the Registration Rights Agreement. We urge you to read the indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these notes. Copies of these agreements have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

BRIEF DESCRIPTION OF THE NOTES

  The Notes

     These notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company; and

     - are subject to registration with the SEC pursuant to the Registration Rights Agreement.

  The Guaranties

     The Fairchild Holdings Guaranty and each Subsidiary Guaranty:

     - unconditionally guaranty the obligations of the Company under the notes; and

     - are senior subordinated obligations of Fairchild Holdings and the relevant Subsidiary Guarantor, as the case may be.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued the outstanding notes and will issue the new notes initially in the principal amount of $350.0 million. The Company issued the outstanding notes and will issue the new notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 1, 2009. Subject to our compliance with the covenant described under the caption
"-- Certain Covenants -- Limitation on Indebtedness," we may, without the consent of the holders, issue more notes under the indenture on the same terms and conditions and with the same CUSIP numbers as the notes in an unlimited principal amount ("Additional Notes"). Any such Additional Notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for all purposes of the indenture and this "Description of the notes," unless the context indicates otherwise.

     Interest on these Notes accrues at the rate of 10 1/2% per year and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2001. The Company will make each interest payment to the holders of record of these notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per year in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

     We will not be entitled to redeem the notes at our option other than as provided below or as described under "-- Special Redemption; Escrow of Offering Proceeds."

     On and after February 1, 2005, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 in the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2005......................................................   105.250%
2006......................................................   103.500
2007......................................................   101.750
2008 and thereafter.......................................   100.000

     In addition, prior to February 1, 2004, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) originally issued at a redemption price of 110.50% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that:

     (1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

     (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     Notes redeemed in part will be redeemed only in principal amounts of $1,000. Except as required under "-- Special Redemption; Escrow of Proceeds" above, we will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

GUARANTIES

     Fairchild Holdings and each of the Subsidiary Guarantors has jointly and severally guarantied, on a senior subordinated basis, our obligations under the notes. Each Subsidiary Guaranty is limited as necessary to prevent such Subsidiary Guaranty from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guaranties and require noteholders to return payments received from subsidiary guarantors."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable Subsidiary Guarantor and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero.

     Pursuant to the indenture, Fairchild Holdings or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger and Consolidation;" provided, however, that if such other Person is not the Company, Fairchild Holdings's obligations under the Fairchild Holdings Guaranty or such Subsidiary Guarantor's obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person.

     A Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty:

     (1) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor; or

     (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the indenture.

RANKING

  Notes and Guaranties versus Senior Indebtedness.

     The indebtedness evidenced by the notes, the Fairchild Holdings Guaranty and the Subsidiary Guaranties is senior subordinated obligations of the Company, Fairchild Holdings and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the notes and the payment of the Fairchild Holdings Guaranty and any Subsidiary Guaranty is subordinate in right of payment, as set forth in the indenture, to the prior payment in full in cash when due of all Obligations with respect to Senior Indebtedness of the Company, Fairchild Holdings or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company, Fairchild Holdings and such Subsidiary Guarantor under the Credit Agreement.

     As of December 31, 2000, after giving pro forma effect to this offering and the assumption of approximately $4.0 million of indebtedness in connection with the Acquisition:

     (1) the Senior Indebtedness of the Company would have been approximately $124.2 million, $120.2 million of which would have been secured indebtedness under the Credit Agreement;

     (2) the Senior Indebtedness of Fairchild Holdings would have been approximately $124.2 million, consisting of the Fairchild Holdings's senior guaranty of the Company's obligations under the Credit Agreement and its guarantee of indebtedness assumed from DPP; and

     (3) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $120.2 million, consisting of the Subsidiary Guarantors' senior guarantee of the Company's obligations under the Credit Agreement.

In addition, the Company would have had availability of $179.8 million for borrowings of Senior Indebtedness under the Credit Agreement. Although the indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

  Guaranties versus Other Liabilities of Subsidiaries.

     A portion of the operations of the Company are conducted through its subsidiaries. Some of the Company's domestic subsidiaries and all of its foreign subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guaranties issued by such non-guarantor subsidiaries, and claims of preferred stockholders, if any, of such non-guarantor subsidiaries generally have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of creditors of the Company, including holders of the notes, even if such obligations do not constitute Senior Indebtedness. The notes, the Fairchild Holdings Guaranty and each Subsidiary Guaranty, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders of such non-guarantor subsidiaries of the Company. See "Risk Factors." The notes and the guaranties are junior to our and our guarantors' senior indebtedness. Furthermore, claims of creditors of our non-guarantor subsidiaries have priority with respect to the assets and earnings of such subsidiaries over your claims."

     As of December 31, 2000, the total liabilities of the Company's non-guarantor subsidiaries were approximately $131.3 million, excluding intercompany liabilities. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

  Notes and Guaranties versus Other Senior Subordinated Indebtedness.

     Only Indebtedness of the Company, Fairchild Holdings or a Subsidiary Guarantor that is Senior Indebtedness ranks senior to the notes, the Fairchild Holdings Guaranty and the relevant Subsidiary Guaranty in accordance with the provisions of the indenture. The notes, the Fairchild Holdings Guaranty and each Subsidiary Guaranty in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Fairchild Holdings and the relevant Subsidiary Guarantor, respectively. As of December 31, 2000, after giving pro forma effect to the offering of the outstanding notes:

     (1) the Senior Subordinated Indebtedness of the Company would have been approximately $950.0 million, consisting of the notes and the Existing Notes;

     (2) the Senior Subordinated Indebtedness of Fairchild Holdings would have been approximately $950.0 million, consisting of Fairchild Holdings's senior subordinated guaranties of the Company's obligations under the notes and the Existing Notes; and

     (3) the Senior Subordinated Indebtedness of the Subsidiary Guarantors would have been approximately $950.0 million, consisting of the Subsidiary Guarantors' senior subordinated guaranties of the Company's obligations under the notes and the Existing Notes.

     We purchased $15.0 million principal amount of our 10 1/8% Senior Subordinated Notes in December 2000. The Company and each Subsidiary Guarantor have agreed in the indenture that they will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  Payment of Notes.

     We are not permitted to pay principal of, premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the Notes") if either of the following (each, a "Payment Default") occurs:

     (1) any Obligations with respect to Senior Indebtedness are not paid in full when due; or

     (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

     (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

     (2) because no defaults continue in existence which would permit the acceleration of the maturity of any Designated Senior Indebtedness at such time; or

     (3) because such Designated Senior Indebtedness has been repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists, we are permitted to resume payments on the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution by the Company upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

     (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations with respect to such Senior Indebtedness before the noteholders are entitled to receive any payment or distribution; and

     (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear.

     If a distribution is made to noteholders that, due to the subordination provisions, should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, we or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding at the time of such acceleration, neither the Company nor any Subsidiary Guarantor may pay the notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

     The obligations of Fairchild Holdings under the Fairchild Holdings Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by Fairchild Holdings or by a Subsidiary Guarantor pursuant to the Fairchild Holdings Guaranty or a Subsidiary Guaranty are subordinated in right of payment to the rights of holders of Senior Indebtedness of Fairchild Holdings or such Subsidiary Guarantor, as the case may be. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to Fairchild Holdings and a Subsidiary Guarantor and the obligations of Fairchild Holdings and such Subsidiary Guarantor under the Fairchild Holdings Guaranty or a Subsidiary Guaranty, as the case may be.

     By reason of the subordination provisions contained in the indenture, in the event of insolvency, creditors of the Company, Fairchild Holdings or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Fairchild Holdings or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance," if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

BOOK-ENTRY, DELIVERY AND FORM

     We will initially issue the new notes in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Note for all purposes of such notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     (1) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to appoint a qualified successor within 90 days;

     (2) we in our discretion at any time determine not to have all the notes represented by the Global Note; or

     (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

     Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY PAYMENT

     The indenture requires us to make payments in respect of notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     We have agreed pursuant to the Registration Rights Agreement with the initial purchasers that we will, at our cost:

     (1) within 90 days after the Issue Date, file the registration statement of which this prospectus is a part (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the outstanding notes for new notes of the Company having terms substantially identical in all material respects to the outstanding notes (except that the notes will not contain terms with respect to transfer restrictions);

     (2) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date;

     (3) promptly following the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the new notes in exchange for surrender of the outstanding notes; and

     (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the notes.

     For each outstanding note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such note a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on such note, from the date of its original issue.

     Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving new notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

     Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the effective date of the Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

     A holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

     (1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

     (2) for any other reason the Registered Exchange Offer is not consummated within 190 days of the Issue Date; or

     (3) the initial purchasers shall notify us following consummation of the Registered Exchange Offer that notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

     (4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, we will, subject to certain exceptions:

        (1) promptly file a shelf registration statement (the "Shelf Registration Statement") covering resales of the notes or the new notes, as the case may be;

        (2) (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 190th calendar day following the Issue Date and (B) in the case of clause (2), (3) or
            (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

        (3) keep the Shelf Registration Statement effective until the earliest of (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the Shelf Registration Statement and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

     We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the new notes, as the case may be. A holder selling such notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

     We will pay additional cash interest on the applicable notes, subject to certain exceptions:

     (1) if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

     (2) if the Exchange Offer Registration Statement or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Issue Date,

     (3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

     (4) if obligated to file the Shelf Registration Statement, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day after the date (the "Shelf Filing Date") on which the obligation to file a Shelf Registration Statement arises,

     (5) if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

     (6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     The rate of the additional interest will be 0.50% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the new notes.

     All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

     We will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each noteholder shall have the right to require that the Company repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purpose of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a person (the "specified entity") held by a any other person (the "parent entity"), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this clause (1)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); provided, however, that notwithstanding the foregoing, CVC shall be deemed to beneficially own a majority of the voting power of the Voting Stock of Sterling Holding Company, LLC (or any successor) so long as CVC, employees, officers and directors of CVC and corporations, partnerships and other entities at least a majority of the equity in which is held in the aggregate by CVC and its employees, officers and directors hold in the aggregate no less than a majority of the economic interests in Sterling (or such successor);

     (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors (A) whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Stockholders' Agreement, as amended, modified or supplemented from time to time) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), if the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     Within 30 days following any Change of Control (but subject to compliance with the immediately succeeding paragraph), the Company shall mail a notice to each noteholder with a copy to the Trustee stating:

     (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control;

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a noteholder must follow in order to have its notes purchased.

     If the terms of the Credit Agreement prohibit the Company from making the foregoing offer upon a Change of Control or from purchasing any notes pursuant thereto, prior to the mailing of the notice to noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

     (1) repay in full all indebtedness outstanding under the Credit Agreement or offer to repay in full all such indebtedness and repay the indebtedness of each lender who has accepted such offer; or

     (2) obtain the requisite consent under the Credit Agreement to permit the purchase of the notes as described above.

     The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control offer because of any such failure shall constitute a Default described in clause (4) under "-- Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The Credit Agreement prohibits us from purchasing any notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to comply with this covenant would constitute a Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the noteholders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness except that the Company may Incur Indebtedness if, after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

      (1) Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Revolving Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (A) $300.0 million and (B) the sum of 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and 65% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries;

      (2) Intentionally Omitted;

      (3) Indebtedness of the Company or any Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

      (4) Indebtedness of the Company or any Restricted Subsidiary owed to and held by any Restricted Subsidiary (other than a Wholly Owned Subsidiary); provided, however, that (A) any such Indebtedness shall be unsecured Subordinated Obligations of the Company or such Restricted Subsidiary, as applicable, and (B) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company, a Wholly Owned Subsidiary or another Restricted Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;

      (5) Indebtedness consisting of the notes and the new notes (other than Additional Notes);

      (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this covenant), including the Existing Notes;

      (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5), (6) or this clause (7);

      (8) Hedging Obligations of the Company or any Restricted Subsidiary under or with respect to Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation;

      (9) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business;

     (10) Indebtedness consisting of the Subsidiary Guaranties and the Guaranties of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (5), (6) and (7) above and (15) below;

     (11) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within five business days of Incurrence;

     (12) Indebtedness consisting of Capital Lease Obligations in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $15.0 million; provided, however, that the assets subject to the related capital lease are not owned or used by the Company or any Restricted Subsidiary on the Issue Date or the Acquisition closing date;

     (13) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

     (14) Indebtedness of a Foreign Subsidiary Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment, in each case incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that, except in the case of the Incurrence of any such Refinancing Indebtedness, at the time of the Incurrence of such Indebtedness and after giving effect thereto, (A) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) above and (B) the aggregate amount of all Indebtedness Incurred pursuant to this clause (14) and then outstanding (including any such Refinancing Indebtedness) shall not exceed 20% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Incurrence; and

     (15) Indebtedness of the Company in an aggregate principal amount which, together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph
          (a) above) does not exceed $50.0 million.

     (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes or the relevant Subsidiary Guaranty, as applicable, to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (2) any Secured Indebtedness (other than trade payables incurred in the ordinary course of business) that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Reference Date would exceed the sum of:

        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter in which the Reference Date occurred to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the noteholders pursuant to the indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Reference Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or Indebtedness Guaranteed by the Company or any Subsidiary);

        (C) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

        (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Reference Date, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary of the Company or Indebtedness Guaranteed by the Company or any Subsidiary of the Company); provided, however, that
         (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
         (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (3) any purchase or redemption of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or a Restricted Subsidiary which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

     (4) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

     (5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "-- Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments;

     (6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (7) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed the sum of $7.0 million and the Net Cash Proceeds from the sale of Capital Stock to members of management or directors of the Company and its Subsidiaries that occurs after the Reference Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above); provided further, however, that (A) such repurchases shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (8) dividends or advances to Fairchild Holdings in an amount necessary to pay holding company expenses, such amount not to exceed $500,000 in any fiscal year of the Company; provided, however, that such dividends and advances shall be excluded in the calculation of the amount of Restricted Payments; or

     (9) Restricted Payments not exceeding $25.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and
         (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3)or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

     (7) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the Issue Date.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

     (2) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

        (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition and the receipt of such Net Available Cash;

        (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition and the receipt of such Net Available Cash;

        (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

        (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than

            Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company);

in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or used to reduce loans outstanding under any revolving credit facility.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(C) above, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(3)(D) above. If the aggregate purchase price of the notes (and any other Senior Subordinated Indebtedness) tendered exceeds the Net Available Cash allotted to the purchase thereof, the Company will select the notes (and any other Senior Subordinated Indebtedness) to be purchased on a pro rata basis but in denominations of $1,000 or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

     (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (A) are set forth in writing and (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

     (3) if such Affiliate Transaction involves as amount in excess of $10.0 million, have been determined by (A) a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making such determinations to be on terms that are not less favorable to the Company and its Restricted Subsidiaries than the terms that could be obtained in an arm's-length transaction from a Person that is not an Affiliate of the Company.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit;

     (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments;"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

     (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

     (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

     (5) reasonable fees, compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business;

     (6) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;

     (7) any Affiliate Transaction with National Semiconductor pursuant to written agreements in effect on the Issue Date and as amended, renewed or extended from time to time; provided, however, that any such amendment, renewal or extension shall not contain terms which are materially less favorable to the Company than those in the agreements in effect on the Issue Date; and

     (8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

     (1) to the Company or a Wholly Owned Subsidiary;

     (2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

     (3) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition; or

     (4) directors' qualifying shares.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

     (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

     (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and any supplemental indenture comply with the indenture;

provided, however, that clauses (3) and (4) above shall not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose and effect of such transaction is to change the jurisdiction of incorporation of the Company.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

The provisions of clauses (1) and (2) above shall not apply to any one or more transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" above.

     Pursuant to the indenture, Fairchild Holdings will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (if not Fairchild Holdings) shall be a Person organized and existing under the laws of the jurisdiction under which Fairchild Holdings was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of Fairchild Holdings, if any, under the Fairchild Holdings Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

     Future Guarantors. In the event that, after the Issue Date, any Restricted Subsidiary (other than a Foreign Subsidiary) (1) Incurs any Indebtedness pursuant to paragraph (a) or pursuant to clause (1) or (10) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness" above and (2) until the termination of the Credit Agreement, either has Guaranteed or will as a result of such Incurrence be required to Guaranty any Obligations under the Credit Agreement, the Company shall cause such Restricted Subsidiary to Guaranty the notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth in the indenture and shall cause all Indebtedness of such Restricted Subsidiary owing to the Company or any other Subsidiary of the Company and not previously discharged to be converted into Capital Stock of such Restricted Subsidiary (other than Disqualified Stock).

     SEC Reports.  Whether or not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the Trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections at the times specified for such filings under such Sections; provided, however, this obligation can be satisfied by Fairchild Holdings filing and providing such information, documents and reports so long as Fairchild Holdings owns all the Capital Stock of the Company. However, we will not be required to file any reports, documents or other information if the SEC will not accept such a filing.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the notes when due, continued for 30 days;

     (2) a default in the payment of principal of any note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;

     (3) the failure by the Company or Fairchild Holdings to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase the notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness,"
         "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase the notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries,"
         "-- Future Guarantors" or "-- SEC Reports;"

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the indenture;

     (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

     (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

     (9) the Fairchild Holdings Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Fairchild Holdings Guaranty or such Subsidiary Guaranty) or Fairchild Holdings or any Subsidiary Guarantor denies or disaffirms its obligations under the Fairchild Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that if upon such declaration there are any amounts outstanding under the Credit Agreement and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by the Company and the Representative under the Credit Agreement of such declaration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:

      (1) reduce the amount of notes whose holders must consent to an amendment;

      (2) reduce the rate of or extend the time for payment of interest on any note;

      (3) reduce the principal of or extend the Stated Maturity of any note;

      (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

      (5) make any note payable in money other than that stated in the note;

      (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

      (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

      (8) make any change to the subordination provisions of the indenture that would adversely affect the noteholders;

      (9) make any change in the Fairchild Holdings Guaranty or any Subsidiary Guaranty that would adversely affect the noteholders; or

     (10) make any change in the provisions described under "-- Special Redemption; Escrow of Offering Proceeds."

     Without the consent of any holder of the notes, the Company and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guaranties with respect to the notes, to release a

Subsidiary Guaranty when permitted by the indenture, to secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the Company is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Company at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) or (4) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above or the failure of Fairchild Holdings to comply with the limitation under the fifth paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, Fairchild Holdings and each Subsidiary Guarantor will be released from all of its obligations with respect to the Fairchild Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is to be the Trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

     The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Acquisition" means the Company's acquisition of the discrete power products division of Intersil Corporation pursuant to the Acquisition Agreement.

     "Acquisition Agreement" means the asset purchase agreement dated as of January 20, 2001, by and among Intersil Corporation, Intersil (Pennsylvania) and the Company.

     "Additional Assets" means (1) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (2) all or substantially all the assets of any division or line of business of the

Company or any Restricted Subsidiary or (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $100,000).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the noteholders pursuant to the indenture) prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

     (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or
         (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (1) all intercompany items between the Company and any Restricted Subsidiary and (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

     (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

     (2) amortization of debt discount and debt issuance cost;

     (3) capitalized interest;

     (4) non-cash interest expenses;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6) net costs associated with Hedging Obligations involving any Interest Rate Agreement (including amortization of fees);

     (7) Preferred Stock dividends accrued by consolidated Restricted Subsidiaries in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary;

     (8) interest incurred in connection with Investments in discontinued operations;

     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

   (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restrictions during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

     (1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

     (3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (5) treasury stock;

     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (1) the par or stated value of all outstanding Capital Stock of the Company plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreement" means the Credit Agreement dated as of June 6, 2000, among Fairchild Holdings, the Company, the lenders referred to therein, Credit Suisse First Boston, as Lead Arranger and Administrative Agent, Fleet National Bank, as Syndication Agent, and ABN AMRO Bank NV, as Documentation Agent, together with the related documents thereto (including without limitation the revolving loans thereunder, any guaranties and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or beneficiary.

     "CVC" means Citicorp Venture Capital Ltd.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (1) the Bank Indebtedness; provided, however, that Bank Indebtedness outstanding under any Credit Agreement that Refinanced in part, but not in whole, the previously outstanding Bank Indebtedness shall only constitute Designated Senior Indebtedness if it meets the requirements of succeeding clause (2); and (2) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" and under "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

     (2) depreciation expense of the Company and its consolidated Restricted Subsidiaries;

     (3) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

     (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Notes" means the Company's 10 1/8% Senior Subordinated Notes Due March 15, 2007 and the Company's 10 3/8% Senior Subordinated Notes Due October 1, 2007.

     "Fairchild Holdings" means Fairchild Semiconductor International, Inc., a Delaware corporation, and any successor corporation.

     "Fairchild Holdings Guaranty" means the Guaranty by Fairchild Holdings of the Company's obligations with respect to the notes contained in the indenture.

     "Foreign Subsidiary" means any Restricted Subsidiary not created or organized in the United States or any state thereof and that conducts substantially all its operations outside of the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Reference Date, including those set forth in
(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "Guaranty" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which Fairchild Holdings or a Subsidiary Guarantor becomes subject to the applicable terms and conditions of the indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "noteholder" means the Person in whose name a note is registered on the Registrar's books.

     "Incur" means issue, assume, Guaranty, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in accordance with GAAP.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Intersil Corporation" means Intersil Corporation, a Delaware corporation.

     "Intersil (Pennsylvania)" means Intersil (Pennsylvania) LLC, a Delaware limited liability company.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments:"

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to
         (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the notes are originally issued.

     "Lenders" has the meaning specified in the Credit Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Permitted Holders" means (1) CVC, (2) any officer, employee or director of CVC or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, (3) any officer, employee or director of Fairchild Holdings, the Company or any Subsidiary or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, and (4) in the case of any individual, any Permitted Transferee of such individual (as defined in the Stockholders Agreement), except a Permitted Transferee by virtue of Section 3.4(b)(iv) thereof; provided, however, that in no event shall individuals collectively be deemed to be "Permitted Holders" with respect to more than 30% of the total voting power of Fairchild Holdings or the Company.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

     (1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3) Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionaire trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;" and

     (9) so long as no Default shall have occurred and be continuing (or result therefrom), any Person engaged in a Related Business in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (9) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed $30.0 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of (1) the Company or (2) Fairchild Holdings (to the extent the proceeds thereof are contemporaneously contributed to the Company), in each case pursuant to an effective registration statement under the Securities Act.

     "Reference Date" means April 7, 1999.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company; provided, however, that if and for so long as any Senior Indebtedness lacks such a representative, then the Representative for such Senior Indebtedness shall at all times be the holders of a majority in outstanding principal amount of such senior Indebtedness.

     "Restricted Payment" with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

     (4) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facilities" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces, in whole or in part, any such revolving credit facility.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" of any Person means all (1) Bank Indebtedness of or guaranteed by such Person, whether outstanding on the Issue Date or thereafter Incurred, and (2) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, including interest thereon, in respect of (A) Indebtedness for money borrowed, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) Hedging Obligations, unless, in the case of (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the obligations under the notes; provided, however, that Senior Indebtedness shall not include (i) any obligation of such Person to any subsidiary of such Person, (ii) any liability for Federal, state, local or other taxes owed or owing by such Person, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guaranties thereof or instruments evidencing such liabilities), (iv) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior by its terms to any other Indebtedness or other obligation of such Person (including, in the case of the Company, the notes and the Existing Notes) or (v) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture (but as to any such Indebtedness under the Credit Agreement, no such violation shall be deemed to exist if the Representative of the Lenders thereunder shall have received an officers' certificate of the Company to the effect that the issuance of such Indebtedness does not violate such covenant and setting forth in reasonable detail the reasons therefor).

     "Senior Subordinated Indebtedness" means (1) with respect to the Company, the notes, the Existing Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness of the Company and (2) with respect to Fairchild Holdings or a Subsidiary Guarantor, their respective Guaranties of the notes, the Existing Notes and any other Indebtedness of such Person that specifically provides that such Indebtedness rank pari passu with such Guaranty in respect of payment and is not subordinated by its terms in respect of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Stockholders' Agreement" means the Securities Purchase and Holders Agreement among the stockholders of Fairchild Holdings, as in effect on the Issue Date.

     "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to, in the case of the Company, the notes or, in the case of such Subsidiary Guarantor, its Subsidiary Guaranty, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by
(1) such Person, (2) such Person and one or more Subsidiaries of such Person or
(3) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means Fairchild Semiconductor Corporation of California, QT Optoelectronics, Inc., QT Optoelectronics, KOTA Microcircuits, Inc. and any other subsidiary of the Company that Guaranties the Company's obligations with respect to the notes.

     "Subsidiary Guaranty" means a Guaranty by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guarantied by the United States of America or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange of the outstanding notes for the notes issued in this exchange offer. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the IRS as to any U.S. federal income tax consequences discussed below and there can be no assurances that the IRS will not take contrary positions. This discussion does not address all aspects of U.S. federal income tax that may be relevant to particular holders of outstanding notes and notes issued in this exchange offer. This discussion deals only with holders of notes who hold the notes as capital assets and exchange outstanding notes for notes issued in this exchange offer. This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. Holders of outstanding notes or new notes to be issued in this exchange offer are urged to consult their tax advisors regarding the U.S. federal tax consequences of exchanging the outstanding notes for the new notes to be issued in this exchange offer or holding and disposing of the new notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     An exchange of the outstanding notes for the new notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the terms of the new notes issued in the exchange offer are substantially identical to the terms of the outstanding notes. Consequently, a holder of the outstanding notes will not recognize taxable gain or loss as a result of exchanging notes pursuant to the exchange offer. The holding period of the new notes issued in the exchange offer will be the same as the holding period of the outstanding notes and the tax basis of the new notes will be the same as the basis in the outstanding notes immediately before the exchange.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, or such shorter period during which participating broker-dealers are required by law to deliver a prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until July 29, 2001, all dealers effecting transactions in the new notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of notes and any commission or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, or such shorter period during which participating broker-dealers are required by law to deliver a prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the notes offered in this exchange offer will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Fairchild Semiconductor International, Inc. and subsidiaries as of December 31, 2000 and December 26, 1999, and for the year ended December 31, 2000, the seven months ended December 26, 1999, and for each of the years in the two-year period ended May 30, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the aforementioned consolidated financial statements refers to a change in the method of accounting for business process reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

--------------------------------------------------------------------------------
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.


     Until July 29, 2001, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. For a period of 90 days after the expiration date of the exchange offer this prospectus will be made available to any broker-dealer for use in connection with any such resale.


                             ---------------------

                                   PROSPECTUS
                             ---------------------

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                       Exchange Offer for all outstanding
             10 1/2% Senior Subordinated Notes due February 1, 2009
                              in exchange for new
             10 1/2% Senior Subordinated Notes due February 1, 2009

                         [Fairchild Semiconductor Logo]


                                 April 30, 2001


--------------------------------------------------------------------------------

                                    PART II

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of each of Fairchild International, our company, Fairchild Semiconductor Corporation of California and QT Optoelectronics, Inc. contains a provision so limiting the personal liability of directors of such company.

     Section 317 of the General Corporation Law of California provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than in an action by or in the right of the corporation to obtain a favorable judgment for itself, by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred in connection with the proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct was unlawful. In the case of suits by or on behalf of a corporation to obtain a judgment in its favor, a corporation has the power to indemnify any person who was or is a party or is threatened to made a party to such proceeding by reason of the fact that the person is or was the corporation's agent, against expenses actually and reasonably incurred, if the person acted in good faith in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no such indemnification may be made for claims as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation, unless and then only to the extent a court determines otherwise. In addition, Section 204 of the General Corporation Law of California provides that a corporation may in its articles of incorporation provide for the indemnification by the corporation of directors and officers while acting in their capacities as such but not involving a breach of duty to the corporation and its shareholders. Such a provision in the articles of incorporation is construed to be a provision for indemnification under both Sections 204 and 317. The articles of incorporation of QT Optoelectronics contain such a provision.

     Section 7-108-402 of the Colorado Business Corporation Act provides that a corporation may, in its articles of incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, but any such provision shall not eliminate or limit the liability of a director for (1) any breach of a director's duty of loyalty to the corporation or its shareholders,
(2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (3) that involve unlawful distributions. The articles of incorporation of KOTA Microcircuits, Inc. contain such a provision.

     The Bylaws of our company and each of Fairchild International, Fairchild Semiconductor Corporation of California, QT Optoelectronics, Inc., QT Optoelectronics and KOTA Microcircuits, Inc. provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of such company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of such company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of such company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of such company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of such company, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of each of the above companies also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

     We also maintain liability insurance covering directors and officers of each of the above companies.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 2.01      Asset Purchase Agreement, dated as of March 11, 1997,
           between Fairchild Semiconductor Corporation and National
           Semiconductor Corporation.(1)
 2.02      Acquisition Agreement, dated November 25, 1997, among
           Fairchild Semiconductor Corporation, Thornwood Trust and
           Raytheon Company.(2)
 2.03      Amendment No. 1 to Acquisition Agreement, dated December 29,
           1997, among Fairchild Semiconductor Corporation, Thornwood
           Trust and Raytheon Company.(2)
 2.04      Business Transfer Agreement, dated December 20, 1998,
           between Samsung Electronics Co., Ltd. and Fairchild
           Semiconductor Corporation.(3)
 2.05      Closing Agreement, dated April 13, 1999, among Samsung
           Electronics Co. Ltd., Fairchild Korea Semiconductor Ltd. and
           Fairchild Semiconductor Corporation.(3)
 2.06      Asset Purchase Agreement, dated as of January 20, 2001,
           among Intersil Corporation, Intersil (PA) LLC and Fairchild
           Semiconductor Corporation and Amendment No. 1 thereto dated as of March 16, 2001.(4)
 3.01      Certificate of Incorporation of Fairchild Semiconductor
           Corporation.(1)
 3.02      Restated Certificate of Incorporation of Fairchild
           Semiconductor International, Inc.(5)
 3.03      Certificate of Amendment to Restated Certificate of
           Incorporation of Fairchild Semiconductor International,
           Inc.(6)
 3.03.1*   Certificate of Amendment to Restated Certificate of
           Incorporation of Fairchild Semiconductor International, Inc.
 3.04      Certificate of Incorporation of Fairchild Semiconductor
           Corporation of California.(11)
 3.05      Restated Certificate of Incorporation of QT Optoelectronics,
           Inc.
 3.06      Articles of Incorporation of QT Optelectronics.
 3.07      Articles of Incorporation of KOTA Microcircuits, Inc.
 3.08      Bylaws of Fairchild Semiconductor Corporation.(1)
 3.09      Restated Bylaws of Fairchild Semiconductor International,
           Inc.(7)
 3.10      Bylaws of Fairchild Semiconductor Corporation of
           California.(11)
 3.11      Bylaws of QT Optoelectronics, Inc.
 3.12      Bylaws of QT Optoelectronics.
 3.13      Bylaws of KOTA Microcircuits, Inc.
 4.01      Indenture, dated as of March 11, 1997, relating to
           $300,000,000 aggregate principal amount of 10 1/8% Senior
           Subordinated Notes due 2007, among Fairchild Semiconductor
           Corporation, as Issuer, Fairchild Semiconductor
           International, Inc., as Guarantor and United States Trust
           Company of New York, as Trustee.(1)
 4.02      Form of 10 1/8% Senior Subordinated Notes due 2007.
           (included in Exhibit 4.01)
 4.03      Indenture, dated as of April 7, 1999, relating to
           $300,000,000 aggregate principal amount of 10 3/8% Senior
           Subordinated Notes due 2007, among Fairchild Semiconductor
           Corporation, as Issuer, Fairchild Semiconductor
           International, Inc., Fairchild Semiconductor Corporation of
           California, as Guarantors, and United States Trust Company
           of New York, as Trustee.(8)
 4.04      Form of 10 3/8% Senior Subordinated Notes due 2007.
           (included in Exhibit 4.03)
 4.05      Indenture, dated as of January 31, 2001, relating to
           $350,000,000 aggregate principal amount of 10 1/2% Senior
           Subordinated Notes due 2009, among Fairchild Semiconductor
           Corporation, as Issuer, Fairchild Semiconductor
           International, Inc., Fairchild Semiconductor Corporation of
           California, QT Optoelectronics, Inc., QT Optoelectronics,
           KOTA Microcircuits, Inc., as Guarantors, and United States
           Trust Company of New York, as Trustee.(4)
 4.06      Form of 10 1/2% Senior Subordinated Notes due 2009.
           (included in Exhibit 4.05)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 4.07      Registration Rights Agreement, dated January 26, 2001, among
           Fairchild Semiconductor Corporation, Fairchild Semiconductor
           International, Inc., Fairchild Semiconductor Corporation of
           California, QT Optoelectronics, Inc., QT Optoelectronics,
           KOTA Microcircuits, Inc., Credit Suisse First Boston
           Corporation, Lehman Brothers Inc., Deutsche Bank Alex. Brown
           Inc. and Fleet Securities Inc.(4)
 5.01*     Opinion and consent of Gibson Dunn & Crutcher LLP as to the legality of the securities to be issued in this exchange
           offer.
10.01      Technology Licensing and Transfer Agreement, dated March 11,
           1997 between National Semiconductor Corporation and
           Fairchild Semiconductor Corporation.(9)
10.02      Environmental Side Letter, dated March 11, 1997 between
           National Semiconductor Corporation and Fairchild
           Semiconductor Corporation.(1)
10.03      Fairchild Benefit Restoration Plan.(1)
10.04      Fairchild Incentive Plan.(1)
10.05      FSC Semiconductor Corporation Executive Officer Incentive
           Plan.(1)
10.06      Fairchild Semiconductor International, Inc. Amended and
           Restated Stock Option Plan.(5)
10.07      Fairchild Semiconductor International, Inc. 2000 Stock
           Option Plan.(10)
10.08      Fairchild Semiconductor International, Inc. 2000 Executive
           Stock Option Plan.(10)
10.09      Form of Executive Stock Option Agreement, under the 2000
           Executive Stock Option Plan, between Fairchild Semiconductor
           International, Inc. and each of Kirk P. Pond, Joseph R.
           Martin and Daniel E. Boxer.(10)
10.10      Form of Executive Stock Option Agreement, under the 2000
           Executive Stock Option Plan, between Fairchild Semiconductor
           International, Inc. and each of Jerry M. Baker and Keith
           Jackson.(10)
10.11      Fairchild Semiconductor International, Inc. 2001 Stock
           Option Plan.(4)
10.12      Employment Agreement, dated March 11, 2000, between
           Fairchild Semiconductor Corporation and Kirk P. Pond.(10)
10.13      Employment Agreement, dated March 11, 2000, between
           Fairchild Semiconductor Corporation and Joseph R.
           Martin.(10)
10.14      Employment Agreement, dated March 11, 2000, between
           Fairchild Semiconductor Corporation and Daniel E. Boxer.(10)
10.15      Product Supply Agreement, dated April 13, 1999, between
           Samsung Electronics Co., Ltd. and Fairchild Korea
           Semiconductor Ltd.(8)
10.16      Foundry Sale Agreement dated April 13, 1999 between Samsung
           Electronics and Fairchild Korea Semiconductor Ltd.(8)
10.17      Intellectual Property License Agreement dated April 13, 1999
           Between Samsung Electronics and Fairchild Korea
           Semiconductor Ltd.(8)
10.18      Assembly and Test Services Agreement (Onyang) dated April
           13, 1999 between Samsung Electronics and Fairchild Korea
           Semiconductor Ltd.(8)
10.19      Assembly and Test Services Agreement (Suzhou) dated April
           13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
           Ltd. and Fairchild Korea Semiconductor Ltd.(8)
10.20      EPI Services Agreement dated April 13, 1999 between Samsung
           Electronics and Fairchild Korea Semiconductor Ltd.(8)
10.21      Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998.(8)
10.22      Intellectual Property Assignment and License Agreement,
           dated December 29, 1997, between Raytheon Semiconductor,
           Inc. and Raytheon Company.(2)
10.23      Credit Agreement, dated as of June 6, 2000, among Fairchild
           Semiconductor Corporation, Fairchild Semiconductor
           International, Inc., the lenders named therein and Credit
           Suisse First Boston Corporation, Fleet National Bank and ABN
           Amro NV.(10)
12.01      Computation of Ratio of Earnings to Fixed Charges.
21.01      Subsidiaries.(4)
23.01*     Consent of KPMG LLP.
23.02*     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
           5.01).

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
24.01      Powers of Attorney.
25.01**    Form T-1 Statement of Eligibility of United States Trust
           Company of New York to act as Trustee under the Indenture.
99.01*     Form of Letter of Transmittal.
99.02*     Form of Notice of Guaranteed Delivery.
99.03*     Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
99.04*     Letter to Clients for Use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees.


---------------
 (1) Incorporated by reference from Fairchild Semiconductor Corporation's Registration Statement on Form S-4, filed May 12, 1997 (File No. 333-26897).

 (2) Incorporated by reference from Fairchild Semiconductor International, Inc.'s Current Report on Form 8-K, dated December 31, 1997, filed January 13, 1998.

 (3) Incorporated by reference from Fairchild Semiconductor International, Inc.'s Current Report on Form 8-K, dated April 13, 1999, filed April 27, 1999.

 (4) Incorporated by reference from Fairchild Semiconductor International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 26, 2001.

 (5) Incorporated by reference from Fairchild Semiconductor International Inc.'s Annual Report on Form 10-K for the fiscal year ended May 30, 1999, filed August 27, 1999.

 (6) Incorporated by reference from Fairchild Semiconductor International Inc.'s Registration Statement on Form S-8, filed June 29, 2000 (File No. 333-40412).

 (7) Incorporated by reference from Fairchild Semiconductor International, Inc.'s Registration Statement on Form S-4, filed March 23, 2000 (File No. 333-33082).

 (8) Incorporated by reference from Amendment No. 1 to Fairchild Semiconductor International, Inc.'s Registration Statement on Form S-1, filed June 30, 1999 (File No. 333-78557).

 (9) Incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration Statement on Form S-4, filed July 9, 1997 (File No. 333-28697).

(10) Incorporated by reference from Fairchild Semiconductor International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000, filed August 16, 2000.

(11) Incorporated by reference from Fairchild Semiconductor Corporation's Registration Statement on Form S-4, filed May 18, 1999 (File No. 333-78665).


  *  Filed herewith. All other exhibits have been previously filed.



 ** Filed herewith. Supersedes previously filed exhibit.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Fairchild Semiconductor Corporation has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 27th day of April, 2001.


                                          FAIRCHILD SEMICONDUCTOR CORPORATION


                                          By: /s/    DANIEL E. BOXER

                                            ------------------------------------

                                                      Daniel E. Boxer


                                                 Executive Vice President,


                                               General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                  SIGNATURE                                              TITLE
                  ---------                                              -----

                      *                          Chairman of the Board of Directors, President and
---------------------------------------------      Chief Executive Officer (principal executive
                Kirk P. Pond                       officer)

                      *                          Executive Vice President and Chief Financial Officer,
---------------------------------------------      and Director (principal financial officer)
              Joseph R. Martin

             /s/ DAVID A. HENRY                  Vice President, Corporate Controller (principal
---------------------------------------------      accounting officer)
               David A. Henry

                      *                          Director
---------------------------------------------
           Richard M. Cashin, Jr.

                                                 Director
---------------------------------------------
              Charles M. Clough

                      *                          Director
---------------------------------------------
              Paul C. Schorr IV

                      *                          Director
---------------------------------------------
              Ronald W. Shelly

                      *                          Director
---------------------------------------------
              William N. Stout

          *By: /s/ DANIEL E. BOXER
---------------------------------------------
               Daniel E. Boxer
              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Fairchild Semiconductor International, Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 27th day of April, 2001.


                                          FAIRCHILD SEMICONDUCTOR
                                          INTERNATIONAL, INC.


                                          By: /s/    DANIEL E. BOXER

                                            ------------------------------------

                                                      Daniel E. Boxer


                                                 Executive Vice President,


                                               General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                  SIGNATURE                                              TITLE
                  ---------                                              -----

                      *                          Chairman of the Board of Directors, President and
---------------------------------------------      Chief Executive Officer (principal executive
                Kirk P. Pond                       officer)

                      *                          Executive Vice President and Chief Financial Officer,
---------------------------------------------      and Director (principal financial officer)
              Joseph R. Martin

             /s/ DAVID A. HENRY                  Vice President, Corporate Controller (principal
---------------------------------------------      accounting officer)
               David A. Henry

                      *                          Director
---------------------------------------------
           Richard M. Cashin, Jr.

                                                 Director
---------------------------------------------
              Charles M. Clough

                      *                          Director
---------------------------------------------
              Paul C. Schorr IV

                      *                          Director
---------------------------------------------
              Ronald W. Shelly

                      *                          Director
---------------------------------------------
              William N. Stout

          *By: /s/ DANIEL E. BOXER
---------------------------------------------
               Daniel E. Boxer
              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Fairchild Semiconductor Corporation of California has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 27th day of April, 2001.


                                          FAIRCHILD SEMICONDUCTOR
                                          CORPORATION OF CALIFORNIA

                                          By: /s/    DAVID A. HENRY
                                            ------------------------------------
                                                       David A. Henry
                                                       Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                   SIGNATURE                                            TITLE
                   ---------                                            -----

                       *                           President (principal executive officer)
-----------------------------------------------
                 Kirk P. Pond

                       *                           Vice President and Director (principal financial
-----------------------------------------------      officer)
               Joseph R. Martin

              /s/ DAVID A. HENRY                   Vice President (principal accounting officer)
-----------------------------------------------
                David A. Henry

              /s/ DANIEL E. BOXER                  Director
-----------------------------------------------
                Daniel E. Boxer

           *By: /s/ DANIEL E. BOXER
-----------------------------------------------
                Daniel E. Boxer
               Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, QT Optoelectronics, Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of April, 2001.


                                          QT OPTOELECTRONICS, INC.

                                          By:                  *
                                            ------------------------------------
                                                     Stephen C. Sherman
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                  SIGNATURE                                            TITLE
                  ---------                                            -----

                      *                           Chairman, President and Chief Executive Officer
----------------------------------------------      (principal executive officer)
              Stephen C. Sherman

                      *                           Vice President, Chief Financial Officer and
----------------------------------------------      Treasurer (principal financial and accounting
              Patrick J. Traynor                    officer)

                      *                           Director
----------------------------------------------
                 Kirk P. Pond

                      *                           Director
----------------------------------------------
               Joseph R. Martin

             /s/ DANIEL E. BOXER                  Director
----------------------------------------------
               Daniel E. Boxer

           *By: /s/ DANIEL E. BOXER
----------------------------------------------
               Daniel E. Boxer
               Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, QT Optoelectronics has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of April, 2001.


                                          QT OPTOELECTRONICS

                                          By:                  *
                                            ------------------------------------
                                                     Stephen C. Sherman
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                  SIGNATURE                                            TITLE
                  ---------                                            -----

                      *                           Chairman, President and Chief Executive Officer
----------------------------------------------      (principal executive officer)
              Stephen C. Sherman

                      *                           Vice President, Chief Financial Officer and
----------------------------------------------      Treasurer (principal financial and accounting
              Patrick J. Traynor                    officer)

                      *                           Director
----------------------------------------------
                 Kirk P. Pond

                      *                           Director
----------------------------------------------
               Joseph R. Martin

             /s/ DANIEL E. BOXER                  Director
----------------------------------------------
               Daniel E. Boxer

           *By: /s/ DANIEL E. BOXER
----------------------------------------------
               Daniel E. Boxer
               Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, KOTA Microcircuits, Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 27th day of April, 2001.


                                          KOTA MICROCIRCUITS, INC.

                                          By: /s/    DAVID A. HENRY
                                            ------------------------------------
                                                       David A. Henry
                                                       Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2001:



                  SIGNATURE                                            TITLE
                  ---------                                            -----

                      *                           President (principal executive officer)
----------------------------------------------
                 Kirk P. Pond

                      *                           Vice President and Director (principal
----------------------------------------------      financial officer)
               Joseph R. Martin

              /s/ DAVID A. HENRY                  Vice President (principal accounting officer)
----------------------------------------------
                David A. Henry

             /s/ DANIEL E. BOXER                  Director
----------------------------------------------
               Daniel E. Boxer

           *By: /s/ DANIEL E. BOXER
----------------------------------------------
               Daniel E. Boxer
               Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
3.03.1    Certificate of Amendment to Restated Certificate of
          Incorporation of Fairchild Semiconductor International, Inc.
  5.01    Opinion and consent of Gibson Dunn & Crutcher LLP as to the legality of the securities to be issued in this exchange
          offer.
 23.01    Consent of KPMG LLP.
 25.01    Form T-1 Statement of Eligibility of United States Trust
          Company of New York to act as Trustee under the Indenture
          (supersedes previously filed exhibit).
 99.01    Form of Letter of Transmittal.
 99.02    Form of Notice of Guaranteed Delivery.
 99.03    Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 99.04    Letter to Clients for Use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees.